                                                Filed Pursuant to Rule 424(b)(5)


Registration Statement No. 333-76880

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 10, 2002

                               66,000,000 Shares

[CALPINE LOGO]           CALPINE CORPORATION

                                  Common Stock
                               ------------------

     Our common stock is listed on The New York Stock Exchange under the trading symbol "CPN." On April 24, 2002, the last sale price reported on The New York Stock Exchange for our common stock was $11.80.

     The underwriters have a 30-day option to purchase a maximum of 9,900,000 additional shares to cover over-allotments of shares.

     INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 7 IN THE ACCOMPANYING PROSPECTUS ABOUT FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK.

                                                                            UNDERWRITING
                                                           PRICE TO         DISCOUNTS AND       PROCEEDS TO
                                                            PUBLIC           COMMISSIONS          CALPINE
                                                       -----------------  -----------------  -----------------
Per Share............................................  $11.50             $0.3738            $11.1262
Total................................................  $759,000,000       $24,670,800        $734,329,200

     Delivery of the shares of common stock will be made on or about April 30, 2002.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           Joint Bookrunning Managers
    CREDIT SUISSE FIRST BOSTON                          GOLDMAN, SACHS & CO.
           BANC OF AMERICA SECURITIES LLC
                           DEUTSCHE BANK SECURITIES

            The date of this prospectus supplement is April 24, 2002

                               ------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        ----
ABOUT THIS PROSPECTUS SUPPLEMENT......   S-1
THE OFFERING..........................   S-1
RECENT DEVELOPMENTS...................   S-1
DOCUMENTS INCORPORATED BY REFERENCE...   S-4
USE OF PROCEEDS.......................   S-4
CAPITALIZATION........................   S-5

                                        PAGE
                                        ----
PRICE RANGE OF COMMON STOCK...........   S-6
UNDERWRITING..........................   S-7
NOTICE TO CANADIAN RESIDENTS..........   S-9
LEGAL MATTERS.........................  S-10
EXPERTS...............................  S-10

                                   PROSPECTUS

                                        PAGE
                                        ----
ABOUT THIS PROSPECTUS.................    1
CALPINE CORPORATION...................    3
CALPINE CANADA ENERGY FINANCE ULC AND
  CALPINE CANADA ENERGY FINANCE II
  ULC.................................    5
CALPINE CAPITAL TRUST IV AND CALPINE
  CAPITAL TRUST V.....................    6
RISK FACTORS..........................    7
WHERE YOU CAN FIND MORE INFORMATION;
  DOCUMENTS INCORPORATED BY
  REFERENCE...........................    7
FORWARD-LOOKING STATEMENTS............    8
CALPINE CONSOLIDATED RATIO OF EARNINGS
  TO FIXED CHARGES....................    9
USE OF PROCEEDS.......................    9
PLAN OF DISTRIBUTION..................    9

                                        PAGE
                                        ----
DESCRIPTION OF CAPITAL STOCK..........   12
DESCRIPTION OF DEPOSITARY SHARES......   16
DESCRIPTION OF THE DEBT SECURITIES....   19
DESCRIPTION OF PURCHASE CONTRACTS.....   35
DESCRIPTION OF UNITS..................   35
DESCRIPTION OF WARRANTS...............   36
DESCRIPTION OF TRUST PREFERRED
  SECURITIES..........................   37
CERTAIN UNITED STATES FEDERAL INCOME
  TAX CONSEQUENCES....................   43
CERTAIN CANADIAN FEDERAL INCOME TAX
  CONSIDERATIONS......................   58
LEGAL MATTERS.........................   59
EXPERTS...............................   59

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS TO WHICH IT RELATES OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS SUPPLEMENT.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first is this prospectus supplement, which describes the specific terms of the common stock being offered by the Calpine Corporation. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

     If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

     Unless we have indicated otherwise, references in this prospectus to "Calpine," "we," "us" and "our" or similar terms are to Calpine Corporation and its consolidated subsidiaries, excluding Calpine Capital Trust V, Calpine Capital Trust IV, Calpine Capital Trust III, Calpine Capital Trust II and Calpine Capital Trust. Unless we have indicated otherwise, references hereafter in this prospectus to "$" or "dollar" are to the lawful currency of the United States.

     On April 19, 2001, we acquired Encal Energy Ltd. ("Encal") in a merger transaction that was accounted for as a pooling-of-interests under United States generally accepted accounting principles, or U.S. GAAP. All financial information contained in this prospectus supplement has been restated for all historical periods presented as if Encal and Calpine had always been combined. As used in this prospectus supplement, "EBITDA, as adjusted" is defined as net income less income from unconsolidated investments, plus cash received from unconsolidated investments, plus provision for tax, plus interest expense, plus one-third of operating lease expense, plus depreciation, depletion and amortization, plus distributions on our company-obligated mandatorily redeemable convertible preferred securities of subsidiary trusts. This non-GAAP measure is presented not as a measure of operating results, but rather as a measure of our ability to service debt. EBITDA, as adjusted should not be construed as an alternative to either (i) income from operations (determined in accordance with U.S. GAAP) or (ii) cash flows from operating activities (determined in accordance with U.S. GAAP). Prior to 2000, EBITDA, as adjusted had been calculated according to an indenture definition. EBITDA, as adjusted has been restated to conform to the definition set forth above for all periods presented.

                                  THE OFFERING

Common stock offered by Calpine.............................  66,000,000 shares
Common stock to be outstanding after the offering...........  373,762,616 shares
New York Stock Exchange Symbol..............................  CPN

     The underwriters have a 30-day option to purchase a maximum of 9,900,000 additional shares to cover over-allotments of shares. This option is not included in the number of shares of common stock to be outstanding after the offering above, as it has not been exercised and there is no certainty as to whether it will be exercised.

                              RECENT DEVELOPMENTS

     In addition to the recent developments described below, please see the recent developments described in our Annual Report on Form 10-K for the year ended December 31, 2001, and our Current Reports on Form 8-K or Form 8-K/A filed with the SEC on January 16, 2002, January 17, 2002, February 8, 2002, March 13, 2002, March 13, 2002, March 26, 2002 and April 8, 2002, each of which is incorporated by reference herein.

     New Working Capital Credit Agreement. In March 2002, we closed a new secured credit agreement comprised of (a) a $1.0 billion revolving credit facility expiring on May 24, 2003 and (b) a two-year term loan facility for up to $600 million that will be available to us provided we have satisfied certain conditions to borrowing on or before June 8, 2002, as more fully described below. At the same time, we amended our existing $400 million revolving credit facility to provide, among other things, security for borrowings under that facility. The security for the revolving and term loan facilities currently includes (i) a pledge of the capital stock of our subsidiary holding, directly or indirectly, the interests in our natural gas properties,

(ii) a pledge by certain of our subsidiaries of a total of 65% of the capital stock of Calpine Canada Energy Ltd., (iii) the Saltend power plant located in the United Kingdom and (iv) our equity investment in nine U.S. power plants. As of April 24, 2002, approximately $250.0 million in aggregate principal amount of borrowings were outstanding under the revolving credit facilities and an additional $495.4 million in aggregate principal face amount of letters of credit were issued, which included and offset $231.0 million of letters of credit which were previously issued under the $400 million revolving credit facility and $162.2 million of cash which was previously posted as margin deposits to counterparties.

     The conditions to borrowing the $600 million term loan under the new term loan facility include the following:

     - the transfer of our domestic gas reserves from certain of our subsidiaries to us (which we have recently completed) and the provision of security interests in such domestic gas reserves to the lenders under the new secured credit agreement and the lenders under our $400 million revolving credit facility; and

     - confirmation that the loans outstanding under the revolving credit facility under the new credit agreement continue to be rated Ba3 or better by Moody's Investor Service, Inc. and BB- or better by Standard & Poor's Ratings Group.

Provided we have satisfied the conditions to the term loan borrowing, we may make a draw upon the term loan facility upon the earlier of (a) the syndication of the term loan facility and (b) June 8, 2002 (whether or not the term loan facility has been syndicated).

     In connection with the syndication in the bank markets of the term loan and revolving credit facilities under the new credit agreement, the respective lead arrangers for such facilities have recommended that the new credit agreement be amended to change the pricing, structure, security and certain other terms of such facilities. We have come to an agreement in principle with those lead arrangers to amend certain terms of the new credit agreement, including:

     - increasing the applicable margins on base rate and eurodollar rate loans under both the term loan and revolving credit facilities;

     - providing additional security (for borrowings under the term loan and revolving credit facilities under the new credit agreement and borrowings under the $400 million revolving credit facility) in the form of pledges of the capital stock of all of our domestic subsidiaries (other than Calpine Energy Services, LP); and

     - providing that we may use a portion of the net proceeds of an equity offering to repay other indebtedness.

The lead arrangers may recommend additional changes to the term loan and revolving credit facilities. In certain circumstances, (a) the term loan facility may be terminated or (b) the terms of the revolving credit facility set forth in the new credit agreement may be amended without our consent, if such facility has not been successfully syndicated and we have not agreed to amend the new credit agreement to make changes determined by the lead arrangers to be necessary to the syndication of such facility. In addition, prior to June 8, 2002, the term loan facility lead arrangers could elect to terminate the term loan facility if it has not been syndicated and there has occurred a disruption or adverse change in financial, banking or capital market conditions that they in good faith determine could materially impair the syndication of the term loan facility. A copy of our new credit agreement and our $400 million revolving facility, as amended, are filed with the SEC as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2001. Please see such exhibits for a complete description of the terms and conditions of the credit facilities.

     California Long-Term Supply Contracts. On April 22, 2002, we announced that we had restructured our long-term power contracts with the California Department of Water Resources ("CDWR"). The Office of the Governor, the California Public Utilities Commission ("CPUC"), the Electricity Oversight Board ("EOB") and the California Attorney General ("AG") have endorsed the restructured contracts and have agreed to drop all pending claims against us, including withdrawing the complaint under Section 206 of the Federal Power Act recently filed by the CPUC and EOB with the Federal Energy Regulatory Commission ("FERC") and terminating their efforts to seek refunds from us through FERC refund proceedings. In connection with the restructuring, we have agreed to pay $6 million over three years to the AG to resolve any and all claims against us brought by the AG.

     The restructuring includes the shortening of the duration of the two ten-year, baseload energy contracts by two years and of the 20-year peaker contract by ten years. These changes reduce CDWR's long-term purchase obligations. In addition, we agreed to reduce the energy price on one ten-year baseload contract from $61.00 to $59.60 per megawatt-hour, and to convert the energy portion of the peaker contract to gas index pricing from fixed energy pricing. We have also agreed to deliver up to 12.2 million megawatt-hours of additional energy pursuant to the baseload energy contracts in 2002 and 2003.

     In connection with the restructuring, we have also agreed with CDWR that it will have the right to assume and complete four of our projects currently planned for California and in the advanced development stage if we do not meet certain milestones with respect to each project assumed, provided that CDWR reimburses us for all construction costs and certain other costs incurred by us to the date CDWR assumes the relevant project.

     Earnings Outlook. On April 23, 2002, we announced that we expect fully diluted earnings per share for the quarter ended March 31, 2002 will be approximately $0.10 per share, before deduction of non-recurring equipment cancellation costs of approximately $168.5 million, or $0.35 per share, and before extraordinary items. After equipment cancellation costs and before extraordinary items, we expect a net loss for the quarter of approximately $0.25 per fully diluted share. EBITDA, as adjusted is estimated to be approximately $1.9 billion to $2.0 billion for the year ending December 31, 2002. We also estimate fully diluted earnings per share before non-recurring equipment cancellation costs and extraordinary items for the year ending December 31, 2002 will be approximately $1.50 to $1.60 per fully diluted share, which includes dilution from this offering. The current year-end estimate reflects continued uncertainty over the timing of a domestic economic recovery and a return to more normal weather, as well as a gradual improvement in pricing. We continue to evaluate the North American power market and intend to refine our year-end outlook when market and other conditions provide greater visibility into 2002 results.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The SEC permits us to "incorporate by reference" into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and later information that we file with the SEC will automatically update and supersede this information. In addition to the documents incorporated by reference in the prospectus, listed on page 7 in the prospectus under "Where You Can Find More Information; Documents Incorporated by Reference," we incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until we sell all of the securities being registered or until this offering is otherwise terminated:

     - Calpine's Current Report on Form 8-K/A filed with the SEC on April 8,
       2002.

     If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies either by writing to Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113, attention: Lisa M. Bodensteiner, Assistant Secretary, or by telephoning (408) 995-5115.

     We have filed with the SEC a joint registration statement on Form S-3 under the Securities Act of 1933, as amended, covering the securities described in this prospectus supplement. This prospectus supplement does not contain all of the information included in the registration statement. Any statement made in this prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document. Copies of documents described herein are available free of charge upon request as provided in the preceding paragraph.

                                USE OF PROCEEDS

     Our net proceeds from the sale of the 66,000,000 shares of our common stock in this offering (after deducting underwriting discounts and commissions and estimated offering expenses) will be approximately $734.0 million (approximately $844.0 million if the underwriters' over-allotment option in this common stock offering is exercised in full). We expect to use the net proceeds from the offering for working capital and general corporate purposes, which may include the repayment of our existing indebtedness. As of March 31, 2002, we had approximately $12.6 billion of outstanding indebtedness at various interest rates and maturities. For a description of our indebtedness, see the financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2001, incorporated be reference herein. Pending such uses, we expect to invest the net proceeds in short-term, interest bearing securities.

                                 CAPITALIZATION

     The following table sets forth, as of December 31, 2001, (i) Calpine's actual consolidated capitalization; and (ii) on an estimated basis for purposes of this prospectus supplement, Calpine's consolidated capitalization as adjusted to reflect the net effect of (a) the repayment on March 13, 2002 of a note payable of $64.8 million assumed in connection with our acquisition of Michael Petroleum Corporation, (b) the repurchase of $192.5 million of our Zero-Coupon Convertible Debentures Due 2021, (c) the issuance of $100 million in aggregate principal amount of 4% Convertible Senior Notes Due 2006, pursuant to the partial exercise of the initial purchaser's $200 million option to purchase additional Convertible Senior Notes, (d) the repayment on April 1, 2002 of a note payable which was assumed as part of the acquisition of the Silverado facility and (e) this offering. The adjustments do not reflect normal day-to-day operations. This table should be read in conjunction with the consolidated financial statements and related notes thereto and the unaudited consolidated condensed financial statements and related notes thereto incorporated by reference in this prospectus supplement. All non-dollar amounts are translated into dollar amounts using recent exchange rates.

                                                                  DECEMBER 31, 2001
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              -----------   -----------
                                                                     (UNAUDITED)
                                                                   (IN THOUSANDS,
                                                                EXCEPT SHARE AMOUNTS)
SHORT-TERM DEBT:
Notes payable and borrowings under lines of credit, current
  portion...................................................  $    23,238   $    23,238
Capital lease obligation, current portion...................        2,206         2,206
Zero-Coupon Convertible Debentures Due 2021.................      878,000       685,500
                                                              -----------   -----------
     Total short-term debt..................................      903,444       710,944
LONG-TERM DEBT:
Notes payable and borrowings under lines of credit, net of
  current portion...........................................       74,750            --
Capital lease obligation, net of current portion............      207,219       207,219
Construction/project financing, net of current portion......    3,393,410     3,393,410
Convertible Senior Notes Due 2006...........................    1,100,000     1,200,000
Senior notes................................................    7,049,038     7,049,038
                                                              -----------   -----------
     Total long-term debt...................................   11,824,417    11,849,667
                                                              -----------   -----------
Company-obligated mandatorily redeemable convertible
  preferred securities of subsidiary trusts.................    1,123,024     1,123,024
Minority interests..........................................       47,389        47,389
                                                              -----------   -----------
STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value:
  10,000,000 shares authorized; one share outstanding,
  actual and as adjusted....................................           --            --
                                                              -----------   -----------
Common stock, $.001 par value:
  1,000,000,000 shares authorized; 307,058,751 shares
  outstanding, actual; and 373,058,751 shares outstanding,
  as adjusted...............................................          307           373
Additional paid-in capital..................................    2,040,836     2,774,726
Retained earnings...........................................    1,196,000     1,196,000
Accumulated other comprehensive loss........................     (226,574)     (226,574)
                                                              -----------   -----------
     Total stockholders' equity.............................    3,010,569     3,744,525
                                                              -----------   -----------
     Total capitalization...................................  $16,908,843   $17,475,549
                                                              ===========   ===========

                          PRICE RANGE OF COMMON STOCK

     Our common stock is traded on The New York Stock Exchange (the "NYSE") under the symbol "CPN." Public trading of the common stock commenced on September 20, 1996. Prior to that, there was no public market for the common stock. The following table sets forth, for the periods indicated, the high and low sales price per share of our common stock on the NYSE.

                                                               HIGH     LOW
                                                              ------   ------
2000
  First Quarter.............................................  $30.75   $16.09
  Second Quarter............................................   35.22    18.13
  Third Quarter.............................................   52.25    32.25
  Fourth Quarter............................................   52.97    32.25
2001
  First Quarter.............................................  $58.04   $29.00
  Second Quarter............................................   57.35    36.20
  Third Quarter.............................................   46.00    18.90
  Fourth Quarter............................................   28.85    10.00
2002
  First Quarter.............................................  $17.28   $ 6.15
  Second Quarter (through April 24, 2002)...................   13.55    10.12

     As of April 23, 2002, there were approximately 1,382 holders of record of our Common Stock. On April 24, 2002, the last sale price reported on the NYSE for our Common Stock was $11.80 per share.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated April 24, 2002, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation and Goldman, Sachs & Co. are acting as representatives, the following respective numbers of shares of common stock:

                                                                NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ----------
Credit Suisse First Boston Corporation......................  29,700,000
Goldman, Sachs & Co. .......................................  29,700,000
Banc of America Securities LLC..............................   3,300,000
Deutsche Bank Securities Inc. ..............................   3,300,000
                                                              ----------
          Total.............................................  66,000,000
                                                              ==========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

     We have granted to the underwriters a 30-day option to purchase up to 9,900,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement at that price less a concession of $0.224 per share. The underwriters may allow a discount of $0.10 per share on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

     The following table summarizes the compensation and estimated expenses we will pay.

                                                 PER SHARE                             TOTAL
                                      --------------------------------    --------------------------------
                                         WITHOUT             WITH            WITHOUT             WITH
                                          OVER-             OVER-             OVER-             OVER-
                                        ALLOTMENT         ALLOTMENT         ALLOTMENT         ALLOTMENT
                                      --------------    --------------    --------------    --------------
Underwriting Discounts and
  Commissions paid by us............     $0.3738           $0.3738         $24,670,800       $28,371,420
Expenses payable by us..............     $0.0057           $0.0057         $   373,428       $   429,442

     In the ordinary course of business, the underwriters and their affiliates have provided financial advisory, investment banking and general financing and banking services for us and our affiliates for customary fees. We expect to use the net proceeds from the offering for working capital and general corporate purposes, which may include the repayment of our existing indebtedness, including indebtedness under our credit facilities. Accordingly, it is possible that more than 10% of the proceeds of this offering could be used to repay indebtedness owed by us to various lenders, including affiliates of Credit Suisse First Boston Corporation, Banc of America Securities LLC and Deutsche Bank Securities Inc. Accordingly, the offering is being made in compliance with the requirements of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

     Other than the offering of common stock pursuant to this Prospectus Supplement, we have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 90 days after the date of this prospectus supplement, except as previously consented to by the representatives.

     Our executive officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 90 days after the date of this prospectus supplement.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

     In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format may be made available on the websites maintained by the underwriters, if any, participating in this offering. The representatives may agree to allocate a number of shares to the underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

     - the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

     - where required by law, that the purchaser is purchasing as principal and not as agent, and

     - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS ONLY)

     Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

ENFORCEMENT OF LEGAL RIGHTS

     All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

RELATIONSHIP WITH AFFILIATES OF CERTAIN UNDERWRITERS

     We are in compliance with the terms of the indebtedness owed by us to affiliates of Credit Suisse First Boston Corporation, Banc of America Securities LLC and Deutsche Bank Securities Inc. The decision of Credit Suisse First Boston Corporation to distribute our shares of common stock was not influenced by their respective affiliates that are our lenders and those affiliates had no involvement in determining whether or when to distribute our shares of common stock under this offering or the terms of this offering. Credit Suisse First Boston Corporation, Banc of America Securities LLC and Deutsche Bank Securities Inc. will not receive any benefit from this offering other than the underwriting discounts and commissions paid by us.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for us by Covington & Burling, New York, New York. The underwriters have been represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The report of Ernst and Young LLP, independent public accountants, with respect to the audited financial statements of Encal Energy Ltd., which is incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2001, is included herein in reliance upon the authority of said firm as experts in giving said report.

PROSPECTUS

[CALPINE CORP. LOGO]          CALPINE CORPORATION

                                  Common Stock
                                Preferred Stock
                               Depositary Shares
                                Debt Securities
                               Purchase Contracts
                                     Units
                                    Warrants

                       CALPINE CANADA ENERGY FINANCE ULC
                      CALPINE CANADA ENERGY FINANCE II ULC

                   Debt Securities Fully and Unconditionally
                       Guaranteed by Calpine Corporation
                                    Warrants

                            CALPINE CAPITAL TRUST IV
                            CALPINE CAPITAL TRUST V

                           Trust Preferred Securities
                     Fully and Unconditionally Guaranteed,
                  as Described Herein, by Calpine Corporation
                           -------------------------

     We may offer any combination of the securities described in this prospectus in different series from time to time in amounts, at prices and on terms to be determined at or prior to the time of the offering. We will provide you with specific terms of the applicable offered securities in one or more supplements to this prospectus. The aggregate initial offering price of the securities that we may issue under this prospectus will not exceed $2,500,000,000.

     We urge you to read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision. This prospectus may not be used to make sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities. We may sell the securities or we may distribute them through underwriters or dealers. In addition, the underwriters may overallot a portion of the securities.

     Calpine Corporation's common stock is traded on The New York Stock Exchange under the symbol "CPN." Unless we state otherwise in a prospectus supplement, we will not list any other of these securities on any securities exchange or on the Nasdaq Stock Market.

     INVESTING IN THESE SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGE 7.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        Prospectus dated April 10, 2002.

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or the accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus and accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus and the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstance in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or the accompanying prospectus supplement, nor any sale made under this prospectus or accompanying prospectus supplement shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the prospectus supplement accompanying this prospectus or that the information contained or incorporated by reference in this prospectus or accompanying prospectus supplement is correct as of any time subsequent to the date of such information.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    1
Calpine Corporation.........................................    3
Calpine Canada Energy Finance ULC and
  Calpine Canada Energy Finance II ULC......................    5
Calpine Capital Trust IV and Calpine Capital Trust V........    6
Risk Factors................................................    7
Where You Can Find More Information; Documents Incorporated
  by Reference..............................................    7
Forward-Looking Statements..................................    8
Calpine Consolidated Ratio of Earnings to Fixed Charges.....    9
Use of Proceeds.............................................    9
Plan of Distribution........................................    9
Description of Capital Stock................................   12
Description of Depositary Shares............................   16
Description of Debt Securities..............................   19
Description of Purchase Contracts...........................   35
Description of Units........................................   35
Description of Warrants.....................................   36
Description of Trust Preferred Securities...................   37
Certain United States Federal Income Tax Consequences.......   43
Certain Canadian Federal Income Tax Considerations..........   58
Legal Matters...............................................   59
Experts.....................................................   59

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a joint registration statement that Calpine Corporation, Calpine Canada Energy Finance ULC, Calpine Canada Energy Finance II ULC, Calpine Capital Trust IV and Calpine Capital Trust V filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration, or continuous offering, process. Under this shelf process, we may sell, from time to time, any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,500,000,000, which amount includes over-allotment options with regard to certain securities.

     Pursuant to Rule 3-10 of Regulation S-X promulgated by the SEC, we are not required to include in this prospectus separate financial statements of Calpine Canada Energy Finance ULC, which we refer to as "Energy Finance," Calpine Canada Energy Finance II ULC, which we refer to as "Energy Finance II," Calpine Capital Trust IV, which we refer to as "Trust IV," or Calpine Capital Trust V, which we refer to as "Trust V," because:

     - in the case of Energy Finance and Energy Finance II, all of each of their respective voting rights are owned by Calpine Corporation (which we refer to as "Calpine"), either directly or indirectly;

     - in the case of Trust IV and Trust V, the sum of all of each of their respective interests are owned by Calpine, either directly or through wholly-owned subsidiaries of Calpine, other than (i) securities that are guaranteed by Calpine and, if applicable, other 100%-owned subsidiaries of Calpine and (ii) securities that guarantee securities issued by Calpine and, if applicable, other 100% owned subsidiaries of Calpine;

     - Calpine files periodic and other reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act");

     - none of Energy Finance, Energy Finance II, Trust IV or Trust V has operations other than the investment of funds in Calpine or its subsidiaries; and

     - Calpine will fully and unconditionally guarantee the obligations of Energy Finance, Energy Finance II, Trust IV and Trust V, and the rights of holders of their securities, and no subsidiary of Calpine will guarantee those obligations.

     Because Energy Finance, Energy Finance II, Trust IV and Trust V are permitted to omit financial statements, pursuant to Rule 12h-5 under the Securities Exchange Act, they are not subject to the information reporting requirements of that Act.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell such securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered, including any guarantees, and if we sell securities through agents, underwriters or dealers, the names of such agents, underwriters or dealers and any fees, discounts and commissions to be paid to them. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information; Documents Incorporated by Reference."

     The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices mentioned under the heading "Where You Can Find More Information; Documents Incorporated by Reference." Additional documents that contain the specific terms of certain securities we may offer may subsequently be filed as exhibits to this registration statement or incorporated into the prospectus or prospectus supplement by reference to documents we file with the SEC.

     The prospectus also incorporates business and financial information about us that is not included or delivered with this document. YOU MAY REQUEST AND OBTAIN THIS INFORMATION FREE OF CHARGE BY WRITING TO US AT CALPINE CORPORATION, 50 WEST SAN FERNANDO STREET, SAN JOSE, CALIFORNIA 95113, ATTENTION: LISA M. BODENSTEINER, ASSISTANT SECRETARY, OR BY TELEPHONING US AT (408) 995-5115.

     You should rely only on the information provided or incorporated by reference in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer or soliciting a purchase of these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should assume that the information in this prospectus or the accompanying prospectus supplement is accurate only as of the date on the front of the document and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference.

     Unless we have indicated otherwise, in this prospectus references to "Calpine" are to Calpine Corporation, references to "Energy Finance" are to Calpine Canada Energy Finance ULC, references to "Energy Finance II" are to Calpine Canada Energy Finance II ULC, references to "Trust IV" are to Calpine Capital Trust IV, references to "Trust V" are to Calpine Capital Trust V, references to "the trusts" are, collectively, to Trust IV and Trust V, and references to "we," "us" and "our" or similar terms are, collectively, to Calpine Corporation and its consolidated subsidiaries. Unless otherwise indicated, references in this prospectus to "$" or "dollar" are to the lawful currency of the United States.

     On April 19, 2001, we acquired Encal Energy Ltd. ("Encal") in a merger transaction that was accounted for as a pooling-of-interests under U.S. GAAP. All financial information contained in this prospectus has been restated for all periods presented as if Encal and Calpine had always been combined.

                              CALPINE CORPORATION

     We are a leading independent power company engaged in the development, acquisition, ownership and operation of power generation facilities and the sale of electricity predominantly in the United States, but also in Canada and the United Kingdom. We are also the world's largest producer of renewable geothermal energy, and we own 1.3 trillion cubic feet equivalent of proved natural gas reserves in Canada and the United States. We have experienced significant growth in all aspects of our business over the last five years. Currently, we own interests in 64 power plants having a net capacity of 12,090 megawatts. We also have 24 gas-fired projects under construction having a net capacity of 14,142 megawatts and have 34 projects in advanced development with a net capacity of 15,100 megawatts. Construction of these advanced development projects will proceed if and when market fundamentals are sound, our return on investment criteria are expected to be met, and financing is available on attractive terms.

     The completion of the projects currently under construction would give us interests in 86 power plants located in 21 states, three Canadian provinces and the United Kingdom, having a net capacity of 26,232 megawatts. Of this total generating capacity, 97% will be attributable to gas-fired facilities and 3% will be attributable to geothermal facilities. As a result of our expansion program, our net income, fully diluted earnings per share and assets have grown significantly from 1997 to 2001, as shown in the table below, although we do not anticipate our growth to continue at these rates in view of our revised construction and advanced development activities.

                                                                                 COMPOUND ANNUAL
                                                    1997            2001           GROWTH RATE
                                                ------------    -------------    ---------------
                                                (DOLLARS IN MILLIONS, EXCEPT
                                                     PER SHARE AMOUNTS)
Net income....................................    $   33.3        $   648.1            110%
Fully diluted earnings per share(1)...........        0.18             1.85             79%
Fully diluted earnings per share from
  recurring operations(2).....................        0.18             1.92             81%
Total assets..................................     1,643.2         21,309.3             90%

-------------------------
     (1) Before extraordinary items and cumulative effect of a change in accounting principle.

     (2) Before deduction of merger expense in connection with the Encal Energy Ltd. pooling-of-interests transaction, and before extraordinary items and cumulative effect of a change in accounting principle.

     Calpine is a corporation organized and existing under the laws of the State of Delaware. Our principal executive office is located at 50 West San Fernando Street, San Jose, California 95113. Our registered office is located at 9 East Loockerman Street, Dover, Delaware 19901, c/o National Registered Agents, Inc.

THE MARKET

     The electric power industry represents one of the largest industries in the United States and impacts nearly every aspect of our economy, with an estimated end-user market of over $240 billion of electricity sales in 2001. The power generation industry historically has been largely characterized by electric utility monopolies producing electricity from old, inefficient, high-cost generating facilities selling to a captive customer base. Industry trends and regulatory initiatives have transformed the existing market into a more competitive market where end-users in certain power markets may purchase electricity from a variety of suppliers, including independent power producers, power marketers, regulated public utilities and others.

     There is a significant need for additional power generating capacity throughout the United States, both to satisfy increasing demand, as well as to replace old and inefficient generating facilities. We estimate that as much as 20%, or approximately 160,000 megawatts, of U.S. summer generating capacity is vulnerable to environmental or economic replacement by new state-of-the-art facilities. Due to environmental and economic considerations, we believe this new capacity will be provided predominantly by gas-fired facilities. We believe that these market trends will create substantial opportunities for efficient, low-cost power producers that can produce and sell energy to customers at competitive rates.

RECENT DEVELOPMENTS

     In addition to the recent developments described below, please see the recent developments described in our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference in this prospectus.

     Recent Rating Agency Actions. In December 2001, Moody's Investors Service ("Moody's") downgraded our long-term debt from Baa3 (its lowest investment grade rating) to Ba1 (its highest non-investment grade rating) and Fitch, Inc. ("Fitch") downgraded our long-term debt credit rating from BBB- (its lowest investment grade rating) to BB+ (its highest non-investment grade rating). In March 2002, each of Moody's and Fitch further downgraded our long-term debt credit rating, including our senior unsecured debt credit rating, to B1 (Moody's) and BB (Fitch), and Standard & Poor's downgraded our corporate credit rating from BB+ to BB and our senior unsecured debt credit rating from BB+ to B+. Moody's continues to report our ratings outlook as negative. We cannot assure you that Moody's, Fitch and/or Standard & Poor's will not further downgrade our credit rating in the future. If any of our credit ratings are further downgraded, we could be required to, among other things, pay additional interest under our credit agreements, or provide additional guarantees, collateral, letters of credit or cash for credit support obligations and it could increase our cost of capital, make our efforts to raise capital more difficult and have an adverse impact on us and our subsidiaries.

PRINCIPAL EXECUTIVE OFFICES

     Calpine's principal executive offices are located at 50 West San Fernando Street, San Jose, California 95113. Our telephone number is (408) 995-5115, and our home page on the world wide web is at http://www.calpine.com. The contents of our website are not part of this prospectus.

                     CALPINE CANADA ENERGY FINANCE ULC AND
                      CALPINE CANADA ENERGY FINANCE II ULC

     Energy Finance is an unlimited liability company organized in March 2001 under the laws of Nova Scotia, Canada. Energy Finance II is an unlimited liability company organized in July 2001 under the laws of Nova Scotia, Canada. Energy Finance's direct parent company is Quintana Canada Holdings, LLC, a Delaware limited liability company. Energy Finance II's direct parent company is Calpine Canada Resources Ltd., an Alberta, Canada corporation.

     Energy Finance and Energy Finance II are both indirect, wholly-owned special purpose finance subsidiaries of Calpine that engage in financing activities to raise funds for the business operations of Calpine and its subsidiaries. They will each issue debt securities and warrants to purchase debt securities. Their debt securities will be fully and unconditionally guaranteed by Calpine.

     For the reasons set forth under the caption "About this Prospectus," we are not required to include separate financial statements of Energy Finance or Energy Finance II in this prospectus and neither entity is subject to the information reporting requirements of the Securities Exchange Act.

     The registered office of each of Energy Finance and Energy Finance II is Suite 800, Purdy's Wharf, Tower 1, 1959 Upper Water Street, P.O. Box 997, Halifax, Nova Scotia B3J 3N2, and their telephone number at that address is
(902) 420-3335.

              CALPINE CAPITAL TRUST IV AND CALPINE CAPITAL TRUST V

     Each of Trust IV and Trust V is a Delaware business trust created under the Delaware Business Trust Act. Each of the trusts will be governed by a declaration of trust (as it may be amended and restated from time to time) among the trustees of each trust and Calpine. Each declaration will be qualified under the Trust Indenture Act of 1939.

     For the reasons set forth under the caption "About this Prospectus," we are not required to include separate financial statements of Trust IV or Trust V in this prospectus and neither entity is subject to the information reporting requirements of the Securities Exchange Act.

     Each of the trusts will exist primarily for the purposes of (i) issuing its trust preferred and trust common securities; (ii) investing the proceeds from the sale of its securities in Calpine's debt securities; and (iii) engaging in only such other activities as are necessary or incidental to issuing its securities and purchasing and holding Calpine's debt securities.

     When a trust issues its trust preferred securities, you and the other holders of the trust preferred securities will own all of the issued and outstanding trust preferred securities of the trust. Calpine will acquire all of the issued and outstanding trust common securities of each trust, representing an undivided beneficial interest in the assets of each trust of at least 3%. Wilmington Trust Company, acting in its capacity as guarantee trustee, will hold for your benefit a trust preferred securities guarantee issued by Calpine, which will be separately qualified under the Trust Indenture Act of 1939.

     Each of the trusts will initially have three trustees. One of the trustees will be an individual who is an officer or employee of Calpine. The second trustee will be Wilmington Trust Company, which will serve as the property trustee under the declaration of trust for purposes of the Trust Indenture Act of 1939. The third trustee will be Wilmington Trust Company, which will serve as Delaware trustee and has its principal place of business in the State of Delaware.

     Unless otherwise provided in the applicable prospectus supplement, because Calpine will own all of the trust common securities of each trust, Calpine will have the exclusive right to appoint, remove or replace trustees and to increase or decrease the number of trustees. In most cases, there will be at least three trustees. The term of a trust will be described in the applicable prospectus supplement, but may dissolve earlier as provided in the applicable declaration of trust.

     The rights of the holders of the trust preferred securities of a trust, including economic rights, rights to information and voting rights, and the duties and obligations of the trustees of a trust, will be contained in and governed by the declaration of trust of that trust (as it may be amended and restated from time to time), the Delaware Business Trust Act and the Trust Indenture Act of 1939.

     The address of each trust is 50 West San Fernando Street, San Jose, California 95113, and the telephone number of each trust at that address is
(408) 995-5115.

                                  RISK FACTORS

     Investing in our securities involves risk. Please see the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The risks and uncertainties described are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our respective business operations.

                      WHERE YOU CAN FIND MORE INFORMATION;
                      DOCUMENTS INCORPORATED BY REFERENCE

     Calpine files annual, quarterly and special reports, proxy statements and other information with the SEC. You may obtain any document we file with the SEC at the SEC's public reference room in Washington, D.C., Chicago, Illinois and New York, New York. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Our SEC filings are also accessible through the Internet at the SEC's website at http://www.sec.gov.

     None of Energy Finance, Energy Finance II, Trust IV or Trust V is currently subject to the information reporting requirements of the Securities Exchange Act, for the reasons set forth under the caption "About this Prospectus."

     The SEC permits us to "incorporate by reference" into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference:

     - Calpine's Annual Report on Form 10-K (File No. 001-12079) for the year ended December 31, 2001;

     - Calpine's Current Reports on Form 8-K filed with the SEC on January 16, 2002, January 17, 2002, February 8, 2002, March 13, 2002, March 13, 2002,
       and March 26, 2002;

     - Calpine's Current Report on Form 8-K/A filed with the SEC on April 8,
       2002;

     - the description of Calpine's common stock contained in Calpine's Registration Statement on Form 8-A (File No. 001-12079), filed with the SEC on August 20, 1996; and

     - the description of rights relating to our common stock contained in our Registration Statement on Form 8-A (File No. 001-12079), filed with the SEC on June 17, 1997, and the amendments to that Registration Statement filed on June 18, 1997, June 24, 1997 and September 28, 2001.

     This prospectus also incorporates by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until we sell all of the securities being registered or until this offering is otherwise terminated.

     If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies either by writing to Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113, attention: Lisa M. Bodensteiner, Assistant Secretary, or by telephoning (408) 995-5115.

     We have filed with the SEC a joint registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), covering the securities described in this prospectus. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document. Copies of documents described herein are available free of charge upon request as provided in the preceding paragraph.

                           FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus or any prospectus supplement and incorporated by reference into this prospectus or any prospectus supplement are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding our respective, or our respective management's, intents, beliefs or current expectations. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. Any forward-looking statements are not guarantees of future performance and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our respective, or our respective industry's, actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

     Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the following:

     - unseasonable weather patterns that reduce demand for power and natural gas;

     - systemic economic slowdowns, which can adversely affect consumption of power by businesses and consumers;

     - the timing and extent of deregulation of energy markets and the rules and regulations adopted on a transitional basis with respect thereto;

     - the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity;

     - commercial operations of new plants that may be delayed or prevented because of various development and construction risks, such as a failure to obtain financing and the necessary permits to operate or the failure of third-party contractors to perform their contractual obligations;

     - cost estimates are preliminary and actual costs may be higher than estimated;

     - a competitor's development of a lower-cost generating gas-fired power plant;

     - risks associated with marketing and selling power from power plants in the newly-competitive energy market;

     - the successful exploitation of an oil or gas resource that ultimately depends upon the geology of the resource, the total amount and cost to develop recoverable reserves and operational factors relating to the extraction of natural gas; and

     - other risks identified from time to time in our reports and registration statements filed with the SEC, including the risk factors identified in our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference in this prospectus.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

            CALPINE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth Calpine's consolidated ratio of earnings to fixed charges for each of the last five years.

       YEAR ENDED DECEMBER 31,
-------------------------------------
1997    1998    1999    2000    2001
-----   -----   -----   -----   -----
1.68x   1.52x   1.83x   2.26x   1.64x

     For purposes of computing Calpine's consolidated ratio of earnings to fixed charges, earnings consist of pre-tax income before adjustment for minority interests in its consolidated subsidiaries or income or loss from equity investees plus fixed charges, amortization of capitalized interest and distributed income of equity investees, reduced by interest capitalized and the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed and capitalized (including amortized premiums, discounts and capitalized expenses related to indebtedness), an estimate of the interest within rental expense and the distributions on our company-obligated mandatorily redeemable convertible preferred securities of subsidiary trusts ("HIGH TIDES"(SM)).

                                USE OF PROCEEDS

     Unless otherwise specified in a prospectus supplement accompanying this prospectus, we will add the net proceeds from the sale of the securities to which this prospectus and the prospectus supplement relate to our general funds, which we will use, directly or indirectly, for financing power projects under development or construction, working capital, general corporate purposes and any other purpose specified in a prospectus supplement. We may conduct concurrent or additional financings at any time. The net proceeds from the sale of debt securities by Energy Finance or Energy Finance II to which this prospectus relates will be lent to us or our affiliates by Energy Finance or Energy Finance II, as applicable, pursuant to one or more intercompany loans. The net proceeds from the sale of trust preferred securities and trust common securities by Trust IV and Trust V to which this prospectus relates will be used to purchase our debt securities, and, unless otherwise specified in a prospectus supplement accompanying this prospectus, we will add the net proceeds from the sale of such debt securities to our general funds, which we will use, directly or indirectly, for financing power projects under development or construction, working capital, general corporate purposes and any other purpose specified in a prospectus supplement.

                              PLAN OF DISTRIBUTION

     We may sell the securities offered through this prospectus in and outside the United States (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

     - the terms of the offering;

     - the names of any underwriters or agents;

     - the name or names of any managing underwriter or underwriters;

     - the purchase price of the securities;

     - the net proceeds from the sale of the securities;

     - any delayed delivery arrangements;

     - any underwriting discounts, commissions and other items constituting underwriters' compensation;

     - any initial public offering price;

     - any discounts or concessions allowed or reallowed or paid to dealers; and

     - any commissions paid to agents.

SALE THROUGH UNDERWRITERS OR DEALERS

     If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

DIRECT SALES AND SALES THROUGH AGENTS

     We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

     We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

DELAYED DELIVERY CONTRACTS

     If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

MARKET MAKING, STABILIZATION AND OTHER TRANSACTIONS

     Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

     Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

     Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

GENERAL INFORMATION

     Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by Calpine and, if applicable, Energy Finance, Energy Finance II, Trust IV or Trust V, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

                          DESCRIPTION OF CAPITAL STOCK

     Calpine's authorized capital stock consists of 1,000,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value. The following summary is qualified in its entirety by the provisions of Calpine's amended and restated certificate of incorporation and by-laws, which have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The information provided below reflects the 2 for 1 split of Calpine's common stock that became effective on October 7, 1999, the 2 for 1 split of Calpine's common stock that became effective on June 8, 2000 and the 2 for 1 split of Calpine's common stock that became effective on November 14, 2000.

COMMON STOCK

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. See
"-- Dividend Policy," below. In the event of Calpine's liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. Pursuant to a rights agreement entered into in June 1997, as amended, Calpine's shares of common stock outstanding prior to the occurrence of events specified in the rights agreement have certain preferred share purchase rights, which are set forth in more detail in the rights agreement incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See "-- Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws, Rights Plan and Delaware Law -- Rights Plan," below.

DIVIDEND POLICY

     We have not declared any cash dividends on Calpine's common stock during the past two fiscal years. We do not anticipate paying any cash dividends on Calpine's common stock in the foreseeable future because we intend to retain our earnings to finance the expansion of our business and for general corporate purposes. In addition, our ability to pay cash dividends is restricted under certain of our indentures and our other debt agreements. Future cash dividends, if any, will be at the discretion of our board of directors and will depend upon, among other things, our future operations and earnings, capital requirements, general financial condition, contractual restrictions and such other factors as the board of directors may deem relevant.

PREFERRED STOCK

     The following description of preferred stock and the description of the terms of a particular series of preferred stock that will be set forth in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of designation relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series that will be filed as an amendment to this registration statement at the time such series of preferred stock is offered.

     As of April 4, 2002, there was one share of Calpine's preferred stock outstanding. Our board of directors has the authority, without further vote or action by the stockholders, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series, and to fix the rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock, including without limitation dividend rights, if any, voting rights, if any, and liquidation and conversion rights, if any. The board of directors has the authority to fix the number of shares constituting any series and the designations of such series without any further vote or action by the stockholders. The board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Calpine, or could delay or prevent a transaction that might otherwise give Calpine's stockholders an opportunity to realize a premium over the then prevailing market price of the common stock.

     Calpine's board of directors has authorized the issuance of up to 1,000,000 shares of Series A Participating Preferred Stock, par value $.001 per share, pursuant to a rights plan adopted by Calpine's board of directors on June 5, 1997, which was amended on September 19, 2001. As of April 4, 2002, no shares of Calpine's participating preferred stock were outstanding. A description of the rights plan and the participating preferred stock is set forth under "-- Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law -- Rights Plan," below.

     In connection with the business combination with Encal, a series of preferred stock of Calpine, consisting of one share, was designated as special voting preferred stock, having a par value of $.001 and a liquidation preference of $.001. Except as otherwise required by law or Calpine's certificate of incorporation, the one share of special voting preferred stock possesses a number of votes for the election of directors and on all other matters submitted to a vote of Calpine's stockholders equal to the number of outstanding exchangeable shares issued by Calpine's wholly-owned subsidiary from time to time and not owned by Calpine or any entity controlled by Calpine. The holders of Calpine common stock and the holder of the share of special voting preferred stock will vote together as a single class on all matters on which holders of Calpine's common stock are eligible to vote. In the event of Calpine's liquidation, dissolution or winding-up, all outstanding exchangeable shares will automatically be exchanged for shares of Calpine's common stock, and the holder of the special voting preferred stock will not be entitled to receive any assets available for distribution to Calpine's stockholders. The holder of the share of special voting preferred stock will not be entitled to receive dividends. The share of special voting preferred stock was issued to a Canadian trust company, as trustee under a voting and exchange trust agreement among us, Calpine Canada Holdings Ltd. and the trustee. At such time as the one share of special voting preferred stock has no votes attached to it because there are no exchangeable shares outstanding not owned by us or an entity controlled by us, the share of special voting preferred stock will be canceled.

     A prospectus supplement with respect to the issuance of a series of preferred stock will specify:

     - the maximum number of shares;

     - the designation of the shares;

     - the annual dividend rate, if any, whether the dividend rate is fixed or variable, whether the series of preferred stock will be issued with original issue discount and, if so, the computed dividend rate thereon, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

     - the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

     - the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

     - any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

     - the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

     - if applicable, any additional material United States federal income tax consequences relating to such series of preferred stock;

     - the voting rights, if any; and

     - any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

     As described under "Description of Depositary Shares," below, we may, at our option, elect to offer depositary shares evidenced by depositary receipts. Each depositary receipt will represent an interest in a share of a particular series of preferred stock that we will issue and deposit with a depositary. The interest represented by the depositary receipt will be described in the applicable prospectus supplement.

     Preferred stock will be fully paid and nonassessable upon issuance. The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will have an aggregate liquidation preference equal to that of the preferred stock represented by the global certificate.

     Each global certificate will:

     - be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement;

     - be deposited with such depositary or nominee or a custodian for the depositary; and

     - bear a legend regarding the restrictions on exchanges and registration of transfer and any other matters as may be provided for under the certificate of designation.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

CERTIFICATE OF INCORPORATION AND BYLAWS

     Calpine's amended and restated certificate of incorporation and bylaws provide that Calpine's board of directors is classified into three classes of directors serving staggered, three-year terms. The certificate of incorporation also provides that directors may be removed only by the affirmative vote of the holders of two-thirds of the shares of Calpine's capital stock entitled to vote. Any vacancy on the board of directors may be filled only by vote of the majority of directors then in office. Further, the certificate of incorporation provides that any business combination (as therein defined) requires the affirmative vote of the holders of two-thirds of the shares of Calpine's capital stock entitled to vote, voting together as a single class. The certificate of incorporation also provides that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. Calpine's certificate of incorporation provides that a special meeting of stockholders may be called only by the chairman of Calpine's board of directors, or by the chairman or secretary upon the written request of a majority of the total number of directors Calpine would have if there were no vacancies on its board of directors. These provisions of the certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Calpine. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of Calpine. These provisions are designed to reduce Calpine's vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Calpine's shares and, as a consequence, they also may inhibit fluctuations in the market price of Calpine's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in Calpine's management.

RIGHTS PLAN

     On June 5, 1997, Calpine adopted a stockholders' rights plan to strengthen Calpine's ability to protect Calpine's stockholders. The rights plan was amended on September 19, 2001. The rights plan is designed to protect against abusive or coercive takeover tactics that are not in the best interests of Calpine or its stockholders. To implement the rights plan, Calpine declared a dividend of one preferred share purchase right for each outstanding share of Calpine's common stock held on record as of June 18, 1997, and directed the issuance of one preferred share purchase right with respect to each share of Calpine's common stock that shall become outstanding thereafter until the rights become exercisable or they expire as described below.

Each right initially represents a contingent right to purchase, under certain circumstances, one one-thousandth of a share, called a "unit," of Calpine's Series A Participating Preferred Stock, par value $.001 per share, at a price of $140.00 per unit, subject to adjustment. The rights will become exercisable and trade independently from Calpine's common stock upon the public announcement of the acquisition by a person or group of 15% or more of Calpine's common stock, or ten days after commencement of a tender or exchange offer that would result in the acquisition of 15% or more of Calpine's common stock. Each unit purchased upon exercise of the rights will be entitled to a dividend equal to any dividend declared per share of common stock and will have one vote, voting together with the common stock. In the event of Calpine's liquidation, each share of the participating preferred stock will be entitled to any payment made per share of common stock.

     If Calpine is acquired in a merger or other business combination transaction after a person or group has acquired 15% or more of Calpine's common stock, each right will entitle its holder to purchase at the right's exercise price a number of the acquiring company's shares of common stock having a market value of twice the right's exercise price. In addition, if a person or group acquires 15% or more of Calpine's common stock, each right will entitle its holder (other than the acquiring person or group) to purchase, at the right's exercise price, a number of fractional shares of Calpine's participating preferred stock or shares of Calpine's common stock having a market value of twice the right's exercise price.

     The rights remain exercisable for up to 90 days following a triggering event (such as a person acquiring 15% or more of Calpine's common stock). The rights expire on June 18, 2007, unless redeemed earlier by Calpine. Calpine can redeem the rights at a price of $.01 per right at any time before the rights become exercisable, and thereafter only in limited circumstances.

DELAWARE ANTI-TAKEOVER STATUTE

     Calpine is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines the term business combination to include: (1) any merger or consolidation involving the corporation or any of its direct or indirect majority-owned subsidiaries and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation or any of its direct or indirect majority-owned subsidiaries involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation or any of its direct or indirect majority-owned subsidiaries of any stock of the corporation or that subsidiary to the interested stockholder; (4) any transaction involving the corporation or any of its direct or indirect majority-owned subsidiaries that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or that subsidiary beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any of its direct or indirect majority-owned subsidiaries. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

                        DESCRIPTION OF DEPOSITARY SHARES

     The following is a general description of the depositary shares to which this prospectus and any prospectus supplement may relate. The applicable prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those depositary shares.

     The following description of the depositary shares is subject to the detailed provisions of the depositary receipts and the deposit agreement relating to the applicable series of preferred stock, the form of each of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Whenever particular provisions of the depositary receipts or deposit agreement, or terms defined therein, are referred to, those provisions or definitions are incorporated by reference herein and such descriptions are qualified in their entirety by such reference. We urge you to read the depositary receipts and the depositary agreement because they, and not this description, describe every detail of the terms of the depositary shares. The summary below of the general terms of the depositary shares will be supplemented by the more specific terms in a prospectus supplement.

GENERAL

     Calpine may, at its option, elect to have shares of its preferred stock represented by depositary shares. The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement that we will enter into with a bank or trust company of our choosing. The prospectus supplement relating to a series of depositary shares will give the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock underlying the depositary share in proportion to the applicable interest in the preferred stock underlying the depositary share.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Each depositary share will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

     Unless otherwise provided in the applicable prospectus supplement, upon surrender of depositary shares at the office of the depositary and upon payment of the charges provided in the deposit agreement, a holder of depositary shares will be entitled to the number of whole shares of the related series of preferred stock evidenced by the surrendered depositary shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares representing the preferred stock in proportion to the number of the depositary shares owned by the holders on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary shareholders.

     If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

     The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of preferred stock will be made available to holders of depositary shares.

CONVERSION AND EXCHANGE

     If any preferred stock underlying depositary shares is convertible or exchangeable, each record holder of depositary shares will have the right or obligation to convert or exchange the depositary shares in the manner provided in the deposit agreement and described in the applicable prospectus supplement.

REDEMPTION BY CALPINE

     If the preferred stock underlying depositary shares is subject to redemption at our option, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. Whenever we redeem preferred stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that we redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as we may determine.

     After the date fixed for redemption of the underlying preferred stock, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price. Any funds Calpine deposits with the depositary for any depositary shares that the holders fail to redeem will be returned to us after two years from the date the funds are deposited.

VOTING

     Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying the holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with these instructions, and we will agree to take all action that the depositary deems necessary to enable the depositary to do so.

AMENDMENT

     The depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Calpine and the depositary. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless the amendment has been approved by the record holders of at least a majority of the depositary shares then outstanding.

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any exchange or redemption of the preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, any other charges that are expressly provided in the deposit agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. We will appoint the successor depositary within 60 days after delivery of the notice of resignation or removal.

TERMINATION OF DEPOSIT AGREEMENT

     The depositary may terminate, or we may direct the depositary to terminate, the deposit agreement if:

     - we have redeemed or reacquired all outstanding depositary shares relating to the deposit agreement; or

     - there has been a final distribution in respect of the preferred stock of any series in connection with our liquidation, dissolution or winding up and such distribution has been made to the related depositary shareholders.

     Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends, and will not give any further notices (other than notice of the termination) or perform any further acts under the deposit agreement. However, the depositary will continue to deliver preferred stock certificates, together with dividends and distributions and the net proceeds of any sales of property, in exchange for depositary receipts surrendered. At our request, the depositary will deliver to us all books, records, certificates evidencing preferred stock, depositary receipts and other documents relating to the deposit agreement.

MISCELLANEOUS

     We, or at our option, the depositary, will make available to the holders of depositary shares all reports and communications that we are required to furnish to the holders of preferred stock.

     Neither Calpine nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of their respective duties under the deposit agreement. Neither Calpine nor the depositary will be obligated to prosecute or defend any legal proceeding regarding any depositary share or preferred stock unless satisfactory indemnity has been furnished. Calpine and the depositary may rely upon written advice of counsel or accountants. Calpine and the depositary may also rely upon information provided to them by persons presenting preferred stock for deposit, holders of depositary shares or other persons Calpine or the depositary believe to be competent. Calpine and the depositary may also rely upon documents they believe to be genuine.

                         DESCRIPTION OF DEBT SECURITIES

     The following is a general description of the debt securities to which this prospectus and any prospectus supplement may relate. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those debt securities. Unless otherwise stated, the senior debt securities and the subordinated debt securities are together referred to as the "debt securities."

GENERAL

     Calpine may issue from time to time one or more series of debt securities under one or more separate indentures between Calpine and Wilmington Trust Company, as trustee; Energy Finance may issue from time to time one or more series of debt securities under one or more indentures between Energy Finance and Wilmington Trust Company, as trustee; and Energy Finance II may issue from time to time one or more series of debt securities under one or more indentures between Energy Finance II and Wilmington Trust Company, as trustee.

     For purposes of this section, references to the "issuer" are to Calpine, in the case of debt securities issued by Calpine, to Energy Finance, in the case of debt securities issued by Energy Finance, and to Energy Finance II, in the case of debt securities issued by Energy Finance II, and references to the "guarantor" are to Calpine with respect to debt securities issued by Energy Finance or Energy Finance II. Additionally, in the case of debt securities issued by Energy Finance or Energy Finance II, the term "indenture" includes the guarantee agreement pursuant to which Calpine guarantees the debt securities.

     The debt securities will be direct, unsecured obligations of the issuer. The senior debt securities will rank equally with all other senior debt of the issuer. The indentures will not limit the amount of debt securities that the issuer may issue. The subordination provisions of any subordinated debt securities will be described in an applicable prospectus supplement.

     Almost all of Calpine's operations are conducted through Calpine's subsidiaries and other affiliates. As a result, Calpine depends almost entirely upon their earnings and cash flow to service Calpine's indebtedness, including Calpine's ability to pay the interest on and principal of Calpine's debt securities, and on the debt securities of Energy Finance and Energy Finance II under the guarantees, if the guarantees are enforced. The non-recourse project financing agreements of certain of Calpine's subsidiaries and other affiliates generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to Calpine prior to the payment of other obligations, including operating expenses, debt service and reserves. Each of Energy Finance and Energy Finance II is a special purpose financing subsidiary formed solely as a financing vehicle for Calpine and its subsidiaries. Therefore, the ability of Energy Finance and Energy Finance II to pay their obligations under the debt securities is dependent upon the receipt by them of payments from Calpine and its subsidiaries to which they have made loans or otherwise under agreements with them in connection with their respective financing activities. In addition, under Canadian law, the respective direct parent companies of Energy Finance and Energy Finance II will be liable for their subsidiary's indebtedness, including any debt securities issued by such subsidiary, upon a winding-up of that subsidiary. While each of Energy Finance and Energy Finance II believes that payments made to it in connection with its financing activities will be sufficient to pay the principal of, and interest on, any debt securities it issues, if the responsible parties were not able to make such payments for any reason, the holders of such debt securities would have to rely on the enforcement of Calpine's guarantee described below.

     Calpine's subsidiaries and other affiliates are separate and distinct legal entities and will have no obligation to pay any amounts due on the debt securities issued by Calpine hereunder, and will not guarantee the payment of interest on or principal of the debt securities issued by Calpine hereunder. Calpine's subsidiaries and other affiliates (other than Energy Finance (in the case of debt securities issued by Energy Finance) and Energy Finance II (in the case of debt securities issued by Energy Finance II) and their direct parent companies, respectively, in the case of the winding-up of its subsidiary) will not have any obligation to pay any amounts due on the debt securities issued by Energy Finance or Energy

Finance II hereunder and none of Calpine's subsidiaries or other affiliates will guarantee the payment of interest on or principal of the debt securities issued by Energy Finance or Energy Finance II hereunder. The right of Calpine's debt security holders to receive any assets of any of Calpine's subsidiaries or other affiliates upon Calpine's liquidation or reorganization will be subordinated to the claims of any subsidiaries' or other affiliates' creditors (including trade creditors and holders of debt issued by Calpine's subsidiaries or affiliates, including Energy Finance and Energy Finance II). Similarly, the right of holders of Energy Finance's or Energy Finance II's debt securities to receive any assets of any of Calpine's subsidiaries or other affiliates upon Calpine's liquidation or reorganization will be subordinated to the claims of any subsidiaries' or other affiliates' creditors (including trade creditors and holders of debt issued by Calpine's subsidiaries or affiliates). As of December 31, 2001, Calpine's subsidiaries had approximately $3.4 billion of project financing. Calpine intends to utilize project financing when appropriate in the future, and this financing will be effectively senior to the debt securities and the guarantees.

     The following description of the debt securities is subject to the detailed provisions of each indenture, a copy of each of which has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. Whenever particular provisions of any indenture or terms defined therein are referred to, those provisions or definitions are incorporated by reference herein and such descriptions are qualified in their entirety by such reference. We urge you to read the forms of indentures because they, and not this description, describe every detail of the terms of the debt securities. The summary below of the general terms of the debt securities will be supplemented by the more specific terms in a prospectus supplement. Unless otherwise stated herein or in an applicable prospectus supplement, the following indenture description will apply to both senior and subordinated debt securities.

TERMS APPLICABLE TO DEBT SECURITIES

     The prospectus supplement for a particular series of debt securities will specify the terms of the series of debt securities, including:

     - the classification of the offered debt securities as senior or subordinated debt securities;

     - the specific designation, the aggregate principal amount, the purchase price and the authorized denominations, if other than $1,000 and integral multiples of $1,000 of the offered debt securities;

     - the percentage of the principal amount at which the debt securities will be issued;

     - the date or date on which the debt securities will mature;

     - the currency, currencies or currency units in which payments on the debt securities will be payable;

     - the rate or rates at which the debt securities will bear interest, if any, or the method of determination of such rate or rates;

     - the date or dates from which the interest, if any, shall accrue, the dates on which the interest, if any, will be payable and the method of determining holders to whom any of the interest shall be payable;

     - the prices, if any, at which, and the dates at or after which, the issuer may or must repay, repurchase or redeem the debt securities;

     - any right to convert the debt securities into, or exchange the debt securities for, shares of Calpine common stock or other securities or property;

     - any sinking fund obligation with respect to the debt securities;

     - if applicable, any additional material United States, and, in the case of debt securities issued by Energy Finance or Energy Finance II, Canadian, federal income tax consequences;

     - the exchanges, if any, on which the debt securities may be listed; and

     - any other material terms of the debt securities consistent with the provisions of the indenture.

     Unless otherwise specified in the prospectus supplement, the issuer will compute interest payments on the basis of a 360-day year consisting of twelve 30-day months.

     Some of the debt securities may be issued as discounted debt securities to be sold at a substantial discount below their stated principal amount. The prospectus supplement relating to any discounted series of debt securities will describe any special consequences applicable to discounted debt securities.

     The indentures governing the senior debt do not contain any provisions that:

     - limit the issuer's ability to incur indebtedness; or

     - provide protection in the event the issuer chooses to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

ISSUANCE OF DEBT SECURITIES IN CONNECTION WITH TRUST PREFERRED SECURITIES

     As described under "Description of Trust Preferred Securities," below, Calpine may issue debt securities to Trust IV or Trust V in connection with the issuance of trust preferred or trust common securities by a trust. If Calpine issues debt securities to either of the trusts, it will issue only one series of debt securities to that trust and those debt securities subsequently may be distributed to the holders of trust preferred and trust common securities either upon dissolution of the trust or upon the occurrence of events that will be described in the applicable prospectus supplement. An event of default under the applicable indenture for a series of debt securities issued to a trust will constitute a trust enforcement event under the declaration of trust for the applicable trust preferred securities. A holder of trust preferred securities may directly institute a proceeding against us for enforcement of payment to that holder of its pro rata share of principal, premium, interest or any additional amounts if:

     - an event of default under the applicable declaration of trust has occurred and is continuing; and

     - that event of default is attributable to our failure to pay principal, any premium, interest or additional amounts on the applicable series of debt securities when due.

     Except as described in the preceding sentences or in the prospectus supplement, the holders of trust preferred securities will not be able to exercise directly any other remedy available to the holders of the applicable series of debt securities.

CONVERSION AND EXCHANGE

     Calpine may issue debt securities that are convertible into or exchangeable for, and Energy Finance and Energy Finance II may issue debt securities that are exchangeable for, common stock or preferred stock, property or cash, or a combination of any of the foregoing. The terms, if any, on which debt securities of any series will be convertible or exchangeable will be summarized in the prospectus supplement relating thereto. Such terms may include provisions, as applicable, for conversion or exchange, either on a mandatory basis, at the option of the holder, or at the issuer's option, in which case the number of shares of common stock or preferred stock to be received by the holders of the debt securities would be calculated according to the factors and at such time as summarized in the related prospectus supplement. The prospectus supplement will also summarize certain of the material United States federal income tax consequences applicable to any such convertible or exchangeable debt securities.

REOPENING OF ISSUE

     The issuer may, from time to time, reopen an issue of debt securities and issue additional debt securities with the same terms (including maturity date and interest rate) as debt securities issued on an earlier date. After such additional debt securities are issued, they will be fungible with the debt securities issued on the earlier date to the extent specified in the applicable prospectus supplement.

RANKING

     Any senior debt securities issued by Calpine will be unsecured and will be effectively subordinated to all of Calpine's existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness, including, without limitation, indebtedness under (a) the Credit Agreement, dated as of March 8, 2002, among Calpine, as borrower, certain commercial lending institutions, as lenders, The Bank of Nova Scotia and Bayerische Landesbank Girozentrale, as lead arrangers and bookrunners on the revolving facility, Salomon Smith Barney Inc. and Deutsche Banc Alex. Brown Inc., as lead arrangers and bookrunners on the Term B facility, The Bank of Nova Scotia and Citicorp USA, Inc., as joint administrative agents, The Bank of Nova Scotia, as funding agent, Bank of America, National Association, and Credit Suisse First Boston, Cayman Islands Branch, as lead arrangers and syndication agents for the revolving facility, and TD Securities (USA) Inc., as lead arranger for the revolving facility, and (b) the Amended and Restated Credit Agreement, dated as of May 23, 2000, as amended, among Calpine, as borrower, the Bank of Nova Scotia, as lead arranger and administrative agent, Bayerische Landesbank Girozentrale, as co-arranger and syndication agent, and the various commercial lending institutions named therein as lenders, in each case as such credit agreement may be amended, refinanced, replaced, renewed or extended from time to time. Indebtedness under the March 8, 2002 credit agreement and the May 23, 2000 credit agreement is secured by, among other things, Calpine's pledge of all of the stock of its wholly-owned subsidiaries Calpine CCFC Holdings, Inc., Calpine Natural Gas GP, Inc. and Calpine Natural Gas Holdings, Inc., which subsidiaries own, directly or indirectly, all of Calpine's U.S. and Canadian natural gas resources. Holders of existing or future secured indebtedness, including indebtedness under the March 8, 2002 credit agreement and the May 23, 2000 credit agreement, will have claims with respect to assets constituting collateral that are prior to the claims of the holders of the senior debt securities.

     Calpine currently conducts substantially all its operations through its subsidiaries, and its subsidiaries generate substantially all of Calpine's operating income and cash flow. As a result, distributions or advances from its subsidiaries are the principal source of funds necessary to meet Calpine's debt service obligations. Contractual provisions or laws, as well as its subsidiaries' financial condition and operating requirements, may limit Calpine's ability to obtain cash from its subsidiaries that Calpine requires to pay its debt service obligations, including payments on any senior debt securities issued by Calpine. In addition, holders of any senior debt securities issued by Calpine will have a junior position to the claims of creditors of Calpine's subsidiaries on the assets and earnings of such subsidiaries. As of December 31, 2001, Calpine's subsidiaries had $3.4 billion of project finance debt, to which any senior debt securities issued by Calpine will be structurally subordinated.

     Any senior debt securities issued by Calpine will rank equal in right of payment with all of Calpine's existing and future unsecured and unsubordinated indebtedness, including, without limitation, Calpine's obligations under its outstanding senior debt securities, including Calpine's 7 5/8% Senior Notes Due 2006, Calpine's 7 3/4% Senior Notes Due 2009, Calpine's 7 7/8% Senior Notes Due 2008, Calpine's 8 3/4% Senior Notes Due 2007, Calpine's 10 1/2% Senior Notes Due 2006, Calpine's 8 1/4% Senior Notes Due 2005, Calpine's 8 5/8% Senior Notes Due 2010, Calpine's 8 1/2% Senior Notes Due 2011, Calpine's 4% Convertible Senior Notes Due 2006 and Calpine's Zero-Coupon Convertible Debentures Due 2021 and (c) indebtedness of its subsidiaries guaranteed by Calpine, including the 8 1/2% Senior Notes Due 2008 and the 8 3/4% Senior Notes Due 2007 issued by Energy Finance, and the 8 7/8% Senior Notes Due 2011 and 8 3/8% Senior Notes Due 2008 issued by Energy Finance II. As of December 31, 2001, Calpine had approximately $9.0 billion of indebtedness outstanding, none of which was secured, that would rank equally with the senior debt securities. In addition, Calpine currently can borrow up to $1.4 billion under the revolving credit facilities under the March 8, 2002 credit agreement and the May 23, 2000 credit agreement, and, assuming that Calpine meets certain borrowing conditions, it will be able to borrow up to an additional $0.6 billion in term loans under the March 8, 2002 credit agreement, all of which will be secured. As of April 1, 2002, Calpine had $250 million outstanding under the revolving credit facilities under such credit agreements.

     Unless otherwise provided in the prospectus supplement relating to such securities, debt securities issued by Energy Finance or Energy Finance II will be:

     - senior unsecured obligations of Energy Finance or Energy Finance II, as applicable, and will rank equally and ratably with all of its other unsecured and unsubordinated indebtedness; and

     - guaranteed on a senior unsecured basis by Calpine, which guarantee will rank equally and ratably with all other unsecured and unsubordinated indebtedness of Calpine, including Calpine's indebtedness described above including the other indebtedness of its subsidiaries guaranteed by Calpine.

     The subordinated debt securities issued by Calpine will be subordinate and junior in right of payment to all of Calpine's senior indebtedness, including any guarantee by Calpine of senior debt securities of Energy Finance and Energy Finance II. The subordinated debt securities of Energy Finance and Energy Finance II will be subordinate and junior in right of payment to all of their respective senior indebtedness.

GUARANTEES

     Calpine will fully and unconditionally guarantee to each holder of a debt security issued by Energy Finance or Energy Finance II and authenticated and delivered by the trustee the due and punctual payment of the principal of, and any premium and interest on, the debt security, when and as it becomes due and payable, whether at maturity, upon acceleration, by call for redemption, repayment or otherwise in accordance with the terms of the debt securities and of the related indenture. The claims of holders under the guarantee by Calpine will be effectively subordinated to the claims of creditors of Calpine's subsidiaries other than Energy Finance or Energy Finance II, as applicable.

     Under its guarantee agreement, Calpine will:

     - agree that, if an event of default occurs under the debt securities, its obligations under the guarantees will be absolute and unconditional and will be enforceable irrespective of any invalidity, irregularity or unenforceability of any series of the debt securities or the related indenture or any supplement thereto, and

     - waive its right to require the trustee or the holders to pursue or exhaust their legal or equitable remedies against Energy Finance or Energy Finance II before exercising their rights under the guarantees.

COVENANTS

     The indentures and the guarantee shall provide that, except as otherwise set forth under "-- Defeasance," below, for so long as any debt securities remain outstanding or any amount remains unpaid on any of the debt securities, the issuer and the guarantor, if any, will comply with the applicable terms of the covenants contained in the indentures or the guarantee, as applicable, including the following:

PAYMENT OF SECURITIES

     The issuer will duly and punctually pay the principal of and interest on the debt securities in accordance with the terms of the debt securities and the indenture.

MAINTENANCE OF OFFICE OR AGENCY

     The issuer will maintain in the Borough of Manhattan, the City of New York, and such other locations as may be required or specified in any supplement, an office or agency where the debt securities may be paid and notices and demands to or upon the issuer in respect of the debt securities and the indentures may be served and an office or agency where debt securities may be surrendered for registration of transfer or exchange. The issuer will give prompt written notice to the trustee of the location, and any change in the location, of any such office or agency. If at any time the issuer shall fail to maintain any required office or agency or shall fail to furnish the trustee with the address of any required office or agency, all presentations, surrenders, notices and demands may be served at the office of the trustee.

FURTHER ASSURANCES

     The issuer, the guarantor, if any, and the trustee will execute and deliver all documents, instruments and agreements, and do all other acts and things as may be reasonably required, to enable the trustee to exercise and enforce its rights under the indentures and under the documents, instruments and agreements required under the indentures and to carry out the intent of the indentures.

LIMITATION ON SALE/LEASEBACK TRANSACTIONS

     Under the terms of the indentures, the issuer and the guarantor, if any, shall not, and shall not permit any of their respective Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

          (a) the issuer or the guarantor, as the case may be, or the Restricted Subsidiary would be entitled to create a Lien on the property or asset subject to the Sale/Leaseback Transaction securing Indebtedness in an amount equal to the Attributable Debt with respect to that transaction without equally and ratably securing the debt securities pursuant to the covenant entitled "Limitation on Liens"; or

          (b) the net proceeds of the sale are at least equal to the fair value (as determined by board of directors of the issuer or the guarantor, as the case may be) of the property or asset subject to the Sale/Leaseback Transaction and the issuer or the guarantor, as the case may be, or the Restricted Subsidiary applies or causes to be applied, within 180 days of the effective date of the Sale/ Leaseback Transaction, an amount in cash equal to the net proceeds of the sale to the retirement of Indebtedness of the issuer or the guarantor, as the case may be, or of the Restricted Subsidiary.

     In addition to the transactions permitted pursuant to the above clauses (a) and (b), the issuer and the guarantor, if any, or any of their respective Restricted Subsidiaries may enter into a Sale/Leaseback Transaction as long as the sum of:

     - the Attributable Debt with respect to that Sale/Leaseback Transaction and all other Sale/ Leaseback Transactions entered into pursuant to this provision; plus

     - the amount of outstanding Indebtedness secured by Liens incurred pursuant to the final provision to the covenant described under "-- Limitation on Liens," below;

does not exceed 15% of Consolidated Net Tangible Assets as determined based on Calpine's consolidated balance sheet as of the end of the most recent fiscal quarter for which financial statements are available. In addition, any Restricted Subsidiary of the issuer or the guarantor, if any, may enter into a Sale/ Leaseback Transaction with respect to property or assets owned by that Restricted Subsidiary, so long as the proceeds of that Sale/Leaseback Transaction are used to acquire, develop, construct, or repay (within 365 days of the commencement of full commercial operation of any such property or assets) Indebtedness incurred to acquire, develop or construct property or assets of any Restricted Subsidiary.

     As used in the indentures, the following terms are defined as follows:

     "Attributable Debt" means, as at the time of determination, the present value (discounted at the rate of interest set forth or implicit in terms of the lease (or, if not practicable to determine that rate, the weighted average rate of interest borne by the debt securities outstanding hereunder (calculated, in the event of the issuance of any original issue discount debt securities, based on the computed interest rate with respect thereto)), compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Capitalized Lease Obligations" of a person means the rental obligations under any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of that person as lessee, in conformity with generally accepted accounting principals, is required to be capitalized on the balance sheet of that person; the stated maturity of any such lease shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Consolidated Current Liabilities" means, as of any date of determination, the aggregate amount of consolidated liabilities of Calpine and Calpine's consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating (i) all inter-company items between Calpine and its subsidiaries and (ii) all current maturities of long-term Indebtedness, all as determined in accordance with generally accepted accounting principles.

     "Consolidated Net Tangible Assets" means, as of any date of determination, the total amount of Calpine's consolidated assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) under generally accepted accounting principles which would appear on Calpine's consolidated balance sheet, determined in accordance with generally accepted accounting principles, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of:

          (a) Consolidated Current Liabilities;

          (b) minority interests in Calpine's consolidated subsidiaries held by persons other than Calpine or any of its Restricted Subsidiaries;

          (c) excess of cost over fair value of assets of businesses acquired, as determined in good faith by Calpine's board of directors;

          (d) any revaluation or other write-up in value of assets subsequent to December 31, 1993 as a result of a change in the method of valuation in accordance with generally accepted accounting principles;

          (e) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

          (f) treasury stock; and

          (g) any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

     "Indebtedness" of any person means, without duplication:

          (a) the principal of and premium (if any premium is then due and owing) in respect of indebtedness of that person for money borrowed;

          (b) all Capitalized Lease Obligations of that person;

          (c) all obligations of that person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) and (b) above) entered into in the ordinary course of business of that person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, that drawing is reimbursed no later than the tenth business day following receipt by that person of a demand for reimbursement following payment on the letter of credit;

          (d) all obligations of the type referred to in clauses (a) through (c) above of other persons and all dividends of other persons for the payment of which, in either case, that person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise; and

          (e) all obligations of the type referred to in clauses (a) through (d) above of other persons secured by any Lien on any property or asset of that person (whether or not such obligation is assumed by that person), the amount of the obligation on any date of determination being deemed to be the lesser of the value of the property or assets or the amount of the obligation so secured.

     The amount of Indebtedness of any person at any date shall be, with respect to unconditional obligations, the outstanding balance at such date of all such obligations as described above and, with respect to any contingent obligations at such date, the maximum liability determined by that person's board of directors, in good faith, as in light of the facts and circumstances existing at the time, reasonably likely to be incurred upon the occurrence of the contingency giving rise to such obligation.

     "Lien" means any mortgage, lien, pledge, charge, or other security interest or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

     "Preferred Stock," as applied to the capital stock of any corporation, means capital stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of capital stock of any other class of such corporation.

     "Restricted Subsidiary" means any subsidiary of a person that is not designated an Unrestricted Subsidiary by that person's board of directors.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or later acquired whereby a person or one of such person's subsidiaries transfers that property to another person and then leases it back from that person, other than leases for a term of not more than 36 months or leases between such person and a wholly owned subsidiary of such person or between such person's wholly owned subsidiaries.

     "Senior Indebtedness" means all indebtedness incurred, assumed or guaranteed by a person, whether or not represented by bonds, debentures, notes or other securities, for money borrowed, and any deferrals, renewals or extensions or refunding of any such indebtedness, unless in the instrument creating or evidencing any such indebtedness or pursuant to which the same is outstanding it is specifically stated, at or prior to the time such person becomes liable in respect thereof, that any such indebtedness or such deferral, renewal, extension or refunding thereof is not Senior Indebtedness.

     "Subordinated Security" means any security issued under an Indenture which is designated as a Subordinated Debt Security.

     "Unrestricted Subsidiary" means (i) any subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by a person's board of directors in the manner provided below and (ii) any subsidiary of an Unrestricted Subsidiary. A person's board of directors may designate any subsidiary (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary owns any capital stock of, or owns or holds any Lien on any property of, that person or any other subsidiary of that person that is not a subsidiary of the subsidiary to be so designated, so long as the subsidiary to be designated an Unrestricted Subsidiary and all other subsidiaries previously so designated at the time of any determination hereunder shall, in the aggregate, have total assets not greater than 5% of Consolidated Net Tangible Assets as determined based on Calpine's consolidated balance sheet as of the end of the most recent financial quarter for which financial statements are available. A person's board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to that designation no Default or Event of Default under the indentures shall have occurred and be continuing. Any such designation by a person's board of directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution giving effect to the designation and a certificate signed by two of that person's officers certifying that the designation complied with these provisions. However, the failure to file the resolution and/or certificate with the trustee shall not impair or affect the validity of the designation.

LIMITATION ON LIENS

     Under the terms of the indentures, the issuer and the guarantor, if any, shall not, and shall not permit any of their respective Restricted Subsidiaries to, incur any Lien upon any properties (including capital stock) without effectively providing that the outstanding debt securities shall be secured equally and ratably with (or prior to) that Indebtedness, so long as that Indebtedness shall be so secured. The above restriction on Liens will not, however, apply to:

          (a)(1) Liens securing Indebtedness incurred to finance the exploration, drilling, development, construction or purchase of or by, or repairs, improvements or additions to, property or assets, which Liens may include Liens on the capital stock of a Restricted Subsidiary or (2) Liens incurred by any Restricted Subsidiary that does not own, directly or indirectly, at the time of such original incurrence of such Lien under this clause (2) any operating properties or assets securing Indebtedness incurred to finance the exploration, drilling, development, construction or purchase of or by or repairs, improvements or additions to, property or assets of any Restricted Subsidiary that does not, directly or indirectly, own any operating properties or assets at the time of such original incurrence of such Lien, which Liens may include Liens on the capital stock of one or more Restricted Subsidiaries that do not, directly or indirectly, own any operating properties or assets at the time of such original incurrence of such Lien, provided, however, that the Indebtedness secured by any such Lien may not be issued more than 365 days after the later of the exploration, drilling, development, completion of construction, purchase, repair, improvement, addition or commencement of full commercial operation of the property or assets being so financed;

          (b) Liens existing on the date of issuance of a series of debt securities, other than Liens relating to Indebtedness or other obligations being repaid or Liens that are otherwise extinguished with the proceeds of any offering of debt securities pursuant to the indenture;

          (c) Liens on property, assets or shares of stock of a person at the time that person becomes a subsidiary of the issuer or the guarantor, as applicable; provided, however, that any such Lien may not extend to any other property or assets owned by such issuer or guarantor or any of its Restricted Subsidiaries;

          (d) Liens on property or assets existing at the time that the issuer or the guarantor, as the case may be, or one of its subsidiaries, acquires the property or asset, including any acquisition by means of a merger or consolidation with or into the issuer or the guarantor, as applicable, or one of its subsidiaries; provided, however, that such Liens are not incurred in connection with, or in contemplation of, that merger or consolidation and provided, further, that the Lien may not extend to any other property or asset owned by the issuer or the guarantor, as applicable, or any of its Restricted Subsidiaries;

          (e) Liens securing Indebtedness or other obligations of one of the subsidiaries of the issuer or the guarantor, as the case may be, that is owing to such issuer or guarantor or any of its Restricted Subsidiaries, or Liens securing Indebtedness of the issuer or the guarantor, as the case may be, or other obligations that are owing to one of the subsidiaries of such issuer or guarantor;

          (f) Liens incurred on assets that are the subject of a Capitalized Lease Obligation to which the issuer or the guarantor, as the case may be, or any of its subsidiaries is a party, which shall include Liens on the stock or other ownership interest in one or more Restricted Subsidiaries of such issuer or guarantor, leasing such assets;

          (g) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (a), (b), (c), (d) and (f) above, provided, however, that (1) such new Lien shall be limited to all or part of the same property or assets that secured the original Lien (plus repairs, improvements or additions to that property or assets and Liens on the stock or other ownership interest in one or more Restricted Subsidiaries beneficially owning that property or assets) and (2) the amount of Indebtedness secured by such Lien is not increased, other than by an amount necessary to pay fees and expenses, including premiums, related to the refinancing, refunding, extension, renewal or replacement of the Indebtedness; and

          (h) Liens by which the debt securities are secured equally and ratably with other Indebtedness pursuant to this covenant.

     However, the issuer and the guarantor, if any, and any one or more of their respective Restricted Subsidiaries may incur other Liens to secure Indebtedness as long as the sum of:

     - the lesser of (1) the amount of outstanding Indebtedness secured by Liens incurred pursuant to this provision and (2) the fair market value of the property securing that item of Indebtedness; plus

     - the Attributable Debt with respect to all Sale/Leaseback Transactions entered into pursuant to clause (a) described under the covenant "Limitation on Sale/Leaseback Transactions";

does not exceed 15% of Consolidated Net Tangible Assets as determined based on Calpine's consolidated balance sheet as of the end of the most recent fiscal quarter for which financial statements are available.

MERGER, CONSOLIDATION, SALE OR LEASE

     Nothing in the indentures shall prevent the issuer and the guarantor, if any, from consolidating with or merging into another corporation or conveying, transferring or leasing their respective properties and assets substantially as an entirety to any person, provided that (a) the successor entity assumes the obligations of the issuer or the guarantor, as the case may be, on each series of debt securities outstanding and (b) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

SEC REPORTS

     Calpine is subject to the informational reporting requirements of Sections 13 and 15(d) under the Securities Exchange Act and, in accordance with those requirements, files certain reports and other information with the SEC. See "Where You Can Find More Information; Documents Incorporated by Reference," above. In addition, if Sections 13 and 15(d) cease to apply to Calpine, Calpine will covenant in the indentures to file those reports and information with the trustee, and to mail such reports and information to holders of the debt securities at their registered addresses, for so long as any debt securities remain outstanding.

COMPLIANCE CERTIFICATES

     The indentures will require that the issuer and the guarantor, if any, file annually with the trustee a certificate describing any "Default," which is defined in the indentures as any event which is, or after notice or passage of time or both would be, an Event of Default, by the issuer or the guarantor, as the case may be, in the performance of any conditions or covenants under the indentures and the status of any such Default. The issuer and the guarantor, if any, also must give the trustee written notice within 30 days of the occurrence of certain Defaults under the indentures that could mature into Events of Default, as described under the caption "-- Events of Default," below.

EVENTS OF DEFAULT

     "Events of Default" are defined in the indentures with respect to any series of debt securities as any of the following:

          (a) default for 30 days in payment of any interest installment due and payable on any debt securities of such series;

          (b) default in payment of principal or premium, if any, when due on the debt securities of such series;

          (c) default in the making of any sinking fund payment or analogous obligation on the debt securities of such series;

          (d) material default in performance by the issuer or the guarantor, if any, of any other covenants or agreements in respect of the debt securities of such series contained in the applicable indenture or the debt securities for 60 days after written notice to the issuer and the guarantor, if any, or to the issuer, the guarantor, if any, and the trustee by the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding;

          (e) there shall have occurred a default in the payment of the principal or premium, if any, of any bond, debenture, note or other evidence of indebtedness of the issuer or the guarantor, if any, in each case for money borrowed, or in the payment of principal or premium, if any, under any mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of the issuer or the guarantor, if any, for money borrowed (including any other series of debt securities issued under the indenture), which default for payment of principal or premium, if any, is in an aggregate principal amount exceeding $50,000,000 (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue unremedied or unwaived for more than 30 business days after the expiration of any grace period or extension of the time for payment applicable thereto;

          (f) certain events of bankruptcy, insolvency and reorganization with respect to the issuer or guarantor, if any; and

          (g) the guarantee, if any, ceases to be in full force and effect (other than in accordance with terms of the guarantee agreement) or the guarantor denies or disaffirms its obligations under the guarantee.

     An Event of Default under one series of debt securities does not necessarily constitute an Event of Default under any other series of debt securities.

     The indentures provide that if an Event of Default occurs and is continuing with respect to any series of debt securities, either the trustee or the registered holders of at least 25% in aggregate principal amount of that series of debt securities, may declare the principal amount of those debt securities and any accrued and unpaid interest on those debt securities to be due and payable immediately. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all Events of Default with respect to those debt securities have been cured (other than the nonpayment of principal of such debt securities which has become due solely by reason of the declaration of acceleration) then the declaration of acceleration shall be automatically annulled and rescinded.

     The indentures will require that the issuer and the guarantor, if any, file annually with the trustee a certificate describing any Default by the issuer or the guarantor, as the case may be, in the performance of any conditions or covenants that has occurred under the indentures and its status. See
"-- Covenants -- Compliance Certificates," above. The issuer and the guarantor, if any, must give the trustee written notice within 30 days of any Default under the indentures that could mature into an Event of Default described in clause
(d), (e) or (f).

     The trustee will be entitled under the indentures, subject to the duty of the trustee during a Default to act with the required standard of care, to be indemnified before proceeding to exercise any right or power under the indentures at the direction of the registered holders of the debt securities or which requires the trustee to expend or risk its own funds or otherwise incur any financial liability. The indentures will also provide that the registered holders of a majority in principal amount of the outstanding debt securities of any series issued under any indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to that series of debt securities. The trustee, however, may refuse to follow any such direction that conflicts with law or such indenture, is unduly prejudicial to the rights of other registered holders of that series of debt securities, or would involve the trustee in personal liability.

     The indentures will provide that while the trustee generally must mail notice of a Default or Event of Default to the registered holders of the debt securities of any series issued under any indenture within 90 days of occurrence, the trustee may withhold notice of any Default or Event of Default (except in payment on the debt securities) if the trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of that series of debt securities.

MODIFICATION OF THE INDENTURES

     The issuer, the guarantor, if any, and the trustee may amend or supplement the indentures, including any guarantee agreement, if the holders of a majority in principal amount of the outstanding debt securities of each series of debt securities affected by the amendment or supplement consent to it, except that no amendment or supplement may, without the consent of each affected registered holder of that series:

     - reduce the amount of principal the issuer has to repay or change the date of maturity;

     - reduce the rate or change the time of payment of interest;

     - change the currency of payment;

     - modify any redemption or repurchase right to the detriment of the holder;

     - reduce the percentage of the aggregate principal amount of debt securities needed to consent to an amendment or supplement;

     - change the provisions of the indentures relating to waiver of past defaults, rights of registered holders of the debt securities to receive payments or the provisions relating to amendments of the indentures that require the consent of registered holders of each affected series; or

     - release the guarantee, if any, except in compliance with the terms of the guarantee agreement and related indenture.

ACTIONS BY HOLDERS

     A holder of any series of debt securities may not pursue any remedy with respect to the indentures or the debt securities of such series (except a registered holder of a series of debt securities may bring an action for payment of overdue principal, premium, if any, or interest on that series), unless:

     - the registered holder has given notice to the trustee of such series of a continuing Event of Default;

     - registered holders of at least 25% in principal amount of that series of debt securities have made a written request to the trustee of such series to pursue such remedy;

     - such registered holder or holders have offered the trustee of such series security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

     - the trustee of such series has not complied with such request within 60 days of such request and offer; and

     - the registered holders of a majority in principal amount of that series of debt securities have not given the trustee of such series an inconsistent direction during that 60-day period.

DEFEASANCE, DISCHARGE AND TERMINATION

DEFEASANCE AND DISCHARGE

     Unless otherwise provided in the applicable indenture and described in the applicable prospectus supplement, the issuer may discharge the issuer and the guarantor, if any, from any and all obligations in respect of a series of debt securities, and the provisions of the related indenture will no longer be in effect with respect to that series of debt securities (except for, among other matters, certain obligations to register the transfer or exchange of those debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold monies for payment in trust, and the rights of holders of that series to receive payments of principal, premium, if any, and interest), on the 123rd day after the date of the deposit with the trustee, in trust, of money or U.S. Government Obligations that, through the payment of interest, principal and premium, if any, in respect thereof in accordance with their terms, will provide money, or a combination thereof, in an amount sufficient to pay the principal, premium, if any, and interest on that series of debt securities, when due in accordance with the terms of that indenture and those debt securities. Such a trust may only be established if, among other things,

     (a) the issuer has delivered to the trustee either:

        - an opinion of counsel (who may not be an employee of ours) to the effect that registered holders of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of that indenture; or

        - a ruling of the Internal Revenue Service to such effect; and

     (b) no Default under the indenture with respect to that series shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after such date of deposit and such deposit shall not result in or constitute a Default or result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the issuer or the guarantor, if any, is a party or by which the issuer or the guarantor, if any, is bound.

     "U.S. Government Obligations" are defined under the indentures as securities that are (x) direct obligations of the United States for the payment of which its full faith and credit is pledged or (y) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States and which, in either case, are not callable or redeemable before their maturity.

DEFEASANCE OF COVENANTS AND CERTAIN EVENTS OF DEFAULT

     In addition, unless otherwise provided in the applicable indenture and described in the applicable prospectus supplement, with respect to a series of debt securities issued under an indenture, the provisions of that indenture described under "-- Covenants -- Limitation on Liens," above, and "-- Covenants -- Limitation on Sale/Leaseback Transactions," above, will no longer be in effect, clauses (c) (with respect to such covenants) and (d) under "-- Events of Default," above, shall be deemed not to be Events of Default under that indenture, and the provisions described herein under "-- Ranking," above, shall not apply, upon the deposit with the trustee, in trust, of money or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal, premium, if any, and interest on that series of debt securities when due in accordance with the terms of that indenture. Such a trust may only be established if, among other things, the provisions described in clause (b) of the immediately preceding paragraph have been satisfied and the issuer has delivered to the trustee an opinion of counsel (who may not be an employee of ours) to the effect that the registered holders of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance, and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     In the event the issuer exercises its option not to comply, or to discharge the guarantor, if any, from compliance, with the covenants and certain other provisions of an indenture with respect to a series of debt securities as described in the immediately preceding paragraph, and that series of debt securities are declared due and payable because of the occurrence of an Event of Default that remains applicable, while the amount of money or U.S. Government Obligations on deposit with the trustee will be sufficient to pay principal of and interest on that series on the respective dates on which such amounts are due, they may not be sufficient to pay amounts due on that series at the time of the acceleration resulting from such Event of Default. However, the issuer and the guarantor, if any, shall remain liable for such payments.

TERMINATION OF OBLIGATIONS IN CERTAIN CIRCUMSTANCES

     Unless otherwise provided in the applicable indenture and described in the applicable prospectus supplement, the issuer may discharge the issuer and the guarantor, if any, from any and all obligations in respect of a series of debt securities and the provisions of the related indenture will no longer be in effect with respect to that series of debt securities (except to the extent provided under "-- Defeasance and Discharge," above) if that series of debt securities mature within one year and the issuer deposits with the trustee, in trust, money or U.S. Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on that series of debt securities when due in accordance with the terms of that indenture and the debt securities. Such a trust may only be established if, among other things,

     - no Default under the indenture with respect to that series shall have occurred and be continuing on the date of such deposit;

     - such deposit will not result in or constitute a Default or result in a breach or violation of, or constitute a Default under, any other agreement or instrument to which the issuer or the guarantor, if any, is a party or by which the issuer or the guarantor, if any, is bound; and

     - the issuer has delivered to the trustee an opinion of counsel stating that such conditions have been complied with.

     Pursuant to this provision, the issuer is not required to deliver an opinion of counsel to the effect that registered holders of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and termination, and there is no assurance that registered holders of that series would not recognize income, gain or loss for U.S. federal income tax purposes as a result thereof or that they would be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and termination had not occurred.

UNCLAIMED MONEY

     Subject to any applicable abandoned property law, the indentures will provide that the trustee will pay to the issuer upon request any money held by the trustee for the payment of principal, premium, if any, or interest that remains unclaimed for two years. After payment to the issuer, registered holders of debt securities entitled to such money must look to the issuer for payment as general creditors.

CONCERNING THE TRUSTEE AND PAYING AGENT

     Wilmington Trust Company will initially act as Trustee and paying agent for the debt securities. Wilmington Trust Company currently acts as trustee under:

     - an indenture with Calpine and Calpine's subsidiary, Calpine Capital Trust III, dated as of August 9, 2000;

     - an indenture with Calpine, dated as of August 10, 2000;

     - an indenture with Energy Finance, dated as of April 25, 2001, as amended and restated on October 16, 2001; and

     - an indenture with Energy Finance II, dated as of October 18, 2001.

     A number of Calpine's series of debt securities are presently outstanding under the first two indentures above and additional securities of those series and additional series may be issued under the second indenture above. Two series of Energy Finance's debt securities, guaranteed by Calpine, are currently outstanding under the third indenture above and additional debt securities of that series and other series, each guaranteed by Calpine, may be offered under that indenture. Two series of Energy Finance II's debt securities, guaranteed by Calpine, are currently outstanding under the fourth indenture above and additional debt securities of those series and other series, each guaranteed by Calpine, may be offered under that indenture. We may have in the future other relationships with Wilmington Trust Company.

     We will describe in the prospectus supplement any material business and other relationships (including additional trusteeships), other than the trusteeship under the indentures, between us and any of our affiliates, on the one hand, and each trustee and paying agent under the indentures, on the other hand.

     The holders of a majority in principal amount of the outstanding senior notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an event of default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of senior notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense and then only to the extent required by the terms of the indenture.

     The registered office of the trustee is Rodney Square North, 1100 North Market Street, Wilmington, Delaware.

GOVERNING LAW

     The laws of the State of New York will govern the indentures and each series of debt securities.

BOOK-ENTRY SYSTEM

     Unless otherwise specified in the prospectus supplement, each series of debt securities will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company ("DTC"), as depositary. Upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the global notes to the accounts of persons who have accounts with DTC. Each account initially will be designated by or on behalf of the underwriters, dealer or agents. Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and transfers of their ownership may be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). DTC currently limits the maximum denomination of any single global note to $400,000,000.

     So long as DTC or its nominee is the registered owner or holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global notes for all purposes under the applicable indenture and the debt securities. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture.

     Payments of the principal of, and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of the global notes. Neither we, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global notes will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated note for any reason, including to sell debt securities to persons in states which require delivery of certificated notes or to pledge their debt securities, such holder must transfer its interest in the global notes in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

     DTC has advised us that it will take any action permitted to be taken by a holder of a series of debt securities (including the presentation of debt securities for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes relating to such series is credited and only in respect of such portion of the aggregate principal amount of debt securities as to which such participant or participants has or have given such direction. However, if there is an Event of Default under a series of debt securities, DTC will exchange the global notes relating to such series for certificated notes which it will distribute to its participants.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to "indirect participants" such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interest in the global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     If DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days, or if the issuer otherwise chooses to issue definitive debt securities, the issuer will issue certificated notes in exchange for the global notes. In either instance, an owner of a beneficial interest in a global note will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. Debt securities in definitive form will be issued in denominations of $1,000 and integral multiples of $1,000 and will be issued in registered form only, without coupons. The issuer will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where debt securities may be presented for payment and may be transferred or exchanged. You will not be charged a fee for any transfer or exchange of your debt securities, but the issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

SAME-DAY SETTLEMENT IN RESPECT OF GLOBAL NOTES

     Global notes held by DTC will trade in DTC's Same-Day Funds Settlement System until maturity and secondary market trading activity in the debt securities will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on the trading activity in the debt securities.

                       DESCRIPTION OF PURCHASE CONTRACTS

     Calpine may issue purchase contracts for the purchase or sale of:

     - debt or equity securities issued by us or securities issued by third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

     - currencies; or

     - commodities.

     Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies.

     The purchase contracts may require Calpine to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a manner specified in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under an indenture.

     The applicable prospectus supplement will describe the terms of the purchase contracts, including the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the purchase contracts, and any other applicable documents or instruments relating to the purchase contracts. Any such purchase contract, and any other document or instrument relevant to a purchase contract, will be filed as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus is a part at the time of the offering thereof. Material United States federal income tax considerations applicable to the purchase contracts will also be discussed in the applicable prospectus supplement.

                              DESCRIPTION OF UNITS

     We may issue units comprised of one or more shares of common stock, shares of preferred stock, debt securities, warrants, trust preferred securities or debt obligations of third parties, including U.S. treasury securities, in any combination. The applicable prospectus supplement will describe:

     - the terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

     - any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

     - certain material United States federal income tax considerations applicable to the units; and

     - the terms of any unit agreement governing the units.

     The description in the prospectus supplement will not necessarily be complete, and reference will be made to any unit, collateral or depositary agreements relating to the units. Any such agreements, and any other document or instrument relevant to the units, will be filed as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus is a part at the time of the offering thereof.

                            DESCRIPTION OF WARRANTS

     The following is a general description of the warrants to which this prospectus and any prospectus supplement may relate. The applicable prospectus supplement will describe the specific terms of the securities warrants offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those securities warrants.

     Calpine may issue warrants for the purchase of Calpine's common stock, preferred stock, debt securities, purchase contracts, units or any combination thereof, as well as other types of warrants. Energy Finance and Energy Finance II may each issue warrants for the purchase of their respective debt securities. For purposes of this section, references to the "issuer" are to Calpine, in the case of warrants issued by Calpine, to Energy Finance, in the case of warrants issued by Energy Finance, and to Energy Finance II, in the case of warrants issued by Energy Finance II.

     Warrants may be issued independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that the issuer will enter into with a bank or trust company that the issuer selects as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as an agent of the issuer in connection with the warrants and will not assume any obligation, or agency or trust relationship, with the holders of the warrants. The warrant agreements, including the forms of warrant certificates, will be filed as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus is a part. You should refer to the provisions of the warrant agreements for more specific information. Until you exercise your warrants, you will not have any rights as a holder of the underlying securities by virtue of your ownership of those warrants.

     The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including the following:

     - the title of such warrants;

     - the aggregate number of such warrants;

     - the price or prices at which such warrants will be issued;

     - the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

     - the designation and terms of the securities purchasable upon exercise of such warrants;

     - the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

     - the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

     - whether such warrants will be issued in registered form or bearer form;

     - if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

     - if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

     - if applicable, the date on and after which such warrants and the related securities will be separately transferable;

     - information with respect to book-entry procedures, if any;

     - a discussion of certain material United States federal income tax considerations; and

     - any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     The following is a general description of the trust preferred securities and related guarantee to which this prospectus and any prospectus supplement may relate. The applicable prospectus supplement will describe the specific terms of the trust preferred securities and guarantee offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those trust preferred securities.

     Each of Trust IV and Trust V may issue from time to time trust preferred securities representing undivided beneficial interests in the assets of the trust under its declaration of trust, as it may be amended and restated from time to time. Such trust preferred securities will be fully and unconditionally guaranteed by Calpine. Each trust will use the proceeds from the sale of its trust preferred securities to purchase debt securities from Calpine, which may be distributed to holders of the trust preferred and trust common securities either upon dissolution of the trust or upon the occurrence of events that will be described in the applicable prospectus supplement. When a trust issues its trust preferred securities, you and the other holders of the trust preferred securities will own all of the issued and outstanding trust preferred securities of the trust. Calpine will acquire all of the issued and outstanding trust common securities of each trust, representing an undivided beneficial interest in the assets of the trust of at least 3%.

     The following description of trust preferred securities and related guarantees is subject to the detailed provisions of the applicable declaration of trust (as it may be amended and restated from time to time) and guarantee. A copy of the applicable declaration of trust will be filed as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus is a part at the time of the offering of securities pursuant thereto. The form of the guarantee has been filed as an exhibit to the registration statement of which this prospectus is a part. Whenever particular provisions of a declaration of trust or guarantee, or terms defined therein, are referred to, those provisions or definitions are incorporated by reference herein and such descriptions are qualified in their entirety by such reference. We urge you to read the declaration of trust and the guarantee because they, and not this description, describe every detail of the terms of the trust preferred securities and related guarantees.

THE TRUST PREFERRED SECURITIES

     The prospectus supplement relating to the issuance of trust preferred securities by a trust will include specific terms relating to the offering. These terms will include some or all of the following:

     - the designation of the trust preferred securities;

     - the number of trust preferred securities issued by the trust;

     - the annual distribution rate and any conditions upon which distributions are payable, the distribution payment dates, the record dates for distribution payments and the additional amounts, if any, that may be payable with respect to the trust preferred securities;

     - whether distributions will be cumulative and compounding and, if so, the dates from which distributions will be cumulative or compounded;

     - the amounts that will be paid out of the assets of the trust, after the satisfaction of liabilities to creditors of the trust, to the holders of trust preferred securities upon dissolution;

     - any repurchase, redemption or exchange provisions;

     - any preference or subordination rights upon a default or liquidation of the trust;

     - any voting rights of the trust preferred securities in addition to those required by law;

     - terms for any conversion or exchange of the debt securities or the trust preferred securities into other securities;

     - any rights to defer distributions on the trust preferred securities by extending the interest payment period on the debt securities; and

     - any other relevant terms, rights, preferences, privileges, limitations or restrictions of the trust preferred securities.

     The administrative trustees, on behalf of the trust and pursuant to the declaration of trust, will issue one class of trust preferred securities and one class of trust common securities. The trust securities will represent undivided beneficial ownership interests in the assets of the trust.

     Except as described in the applicable prospectus supplement, the trust preferred securities will rank equally, and payments will be made thereon proportionately, with the trust common securities. The property trustee of the trust will hold legal title to the debt securities in trust for the benefit of the holders of the trust securities. Calpine will execute a guarantee agreement for the benefit of the holders of the trust preferred securities. The guarantee will not guarantee the payment of distributions (as defined below) or any amounts payable on redemption or liquidation of the trust preferred securities when the trust does not have funds on hand available to make such payments.

     The applicable prospectus supplement will also describe certain material United States federal income tax consequences and special considerations applicable to the trust preferred securities.

THE TRUST PREFERRED SECURITIES GUARANTEE

GENERAL

     Calpine will fully and unconditionally guarantee payments on the trust preferred securities of each of the trusts, as described in this section. The guarantee covers the following payments:

     - periodic cash distributions on the trust preferred securities out of funds held by the property trustee of the trust;

     - payments on dissolution of the trust; and

     - payments on redemption of trust preferred securities of the trust.

     Wilmington Trust Company, as guarantee trustee, will hold the guarantee for the benefit of the holders of trust preferred securities.

     Selected provisions of the guarantee are summarized below. This summary is not complete. For a complete description, we encourage you to read the guarantee, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

     Calpine will irrevocably and unconditionally agree to pay you in full the following amounts to the extent not paid by a trust:

     - any accumulated and unpaid distributions and any additional amounts with respect to the trust preferred securities and any redemption price for trust preferred securities called for redemption by the trust, if and to the extent that Calpine has made corresponding payments on the debt securities to the property trustee of the trust;

     - payments upon the dissolution of the trust equal to the lesser of: (a) the liquidation amount plus all accumulated and unpaid distributions and additional amounts on the trust preferred securities to the extent the trust has funds legally available for those payments; and (b) the amount of assets of the trust remaining legally available for distribution to the holders of trust preferred securities in liquidation of the trust.

     Calpine will not be required to make these liquidation payments if:

     - the trust distributes the debt securities to the holders of trust preferred securities in exchange for their trust preferred securities; or

     - the trust redeems the trust preferred securities in full upon the maturity or redemption of the debt securities.

     Calpine may satisfy its obligation to make a guarantee payment either by making payment directly to the holders of trust preferred securities or to the guarantee trustee for remittance to the holders or by causing applicable trust to make the payment to them.

     Each guarantee is a guarantee from the time of issuance of the applicable series of trust preferred securities. THE GUARANTEE ONLY COVERS, HOWEVER, DISTRIBUTIONS AND OTHER PAYMENTS ON TRUST PREFERRED SECURITIES IF AND TO THE EXTENT THAT CALPINE HAS MADE CORRESPONDING PAYMENTS ON THE DEBT SECURITIES TO THE APPLICABLE PROPERTY TRUSTEE. IF CALPINE DOES NOT MAKE THOSE CORRESPONDING PAYMENTS ON THE DEBT SECURITIES, THE APPLICABLE TRUST WILL NOT HAVE FUNDS AVAILABLE FOR PAYMENTS AND CALPINE WILL HAVE NO OBLIGATION TO MAKE A GUARANTEE PAYMENT.

     Calpine's obligations under the declaration of trust for each trust, the guarantee, the debt securities and the associated indenture taken together will provide a full and unconditional guarantee of payments due on the trust preferred securities. We will describe the specific terms of the guarantee in a prospectus supplement.

COVENANTS OF CALPINE

     In each guarantee, Calpine will agree that, as long as trust preferred securities issued by any trust are outstanding, it will:

     - remain the sole direct or indirect owner of all the outstanding common securities of that trust, except as permitted by the applicable declaration of trust;

     - permit the trust common securities of that trust to be transferred only as permitted by the declaration of trust; and

     - use reasonable efforts to cause that trust to continue to be treated as a grantor trust for United States federal income tax purposes, except in connection with a distribution of debt securities to the holders of trust preferred securities as provided in the declaration of trust, in which case the trust would be dissolved.

AMENDMENTS AND ASSIGNMENTS

     Calpine and the guarantee trustee may amend each guarantee without the consent of any holder of trust preferred securities if the amendment does not adversely affect the rights of the holders in any material respect. In all other cases, Calpine and the guarantee trustee may amend each guarantee only with the prior approval of the holders of at least a majority of outstanding trust preferred securities issued by the applicable trust.

     Calpine may assign its obligations under the guarantees only in connection with a consolidation, merger or asset sale involving Calpine that is permitted under the indenture governing the debt securities.

TERMINATION OF THE GUARANTEE

     A guarantee will terminate upon:

     - full payment of the redemption price of all trust preferred securities of the applicable trust;

     - distribution of the related debt securities, or any securities into which those debt securities are convertible, to the holders of the trust preferred securities and trust common securities of that trust in exchange for all the securities issued by that trust; or

     - full payment of the amounts payable upon liquidation of that trust.

     Each guarantee will, however, continue to be effective or will be reinstated if any holder of trust preferred securities must repay any amounts paid on those trust preferred securities or under the guarantee.

STATUS OF THE GUARANTEE

     Calpine's obligations under each guarantee will be unsecured and effectively junior to all debt and preferred stock of its subsidiaries. BY YOUR ACCEPTANCE OF THE TRUST PREFERRED SECURITIES, YOU AGREE TO ANY SUBORDINATION PROVISIONS AND OTHER TERMS OF THE RELATED GUARANTEE. We will specify in a prospectus supplement the ranking of each guarantee with respect to Calpine's capital stock and other liabilities, including other guarantees.

     Each guarantee will be deposited with the guarantee trustee to be held for your benefit. The guarantee trustee will have the right to enforce the guarantee on your behalf. In most cases, the holders of a majority of outstanding trust preferred securities issued by the applicable trust will have the right to direct the time, method and place of:

     - conducting any proceeding for any remedy available to the applicable guarantee trustee; or

     - exercising any trust or other power conferred upon that guarantee trustee under the applicable guarantee.

     Each guarantee will constitute a guarantee of payment and not merely of collection. This means that the guarantee trustee may institute a legal proceeding directly against Calpine to enforce the payment rights under the guarantee without first instituting a legal proceeding against any other person or entity.

     If the guarantee trustee fails to enforce the guarantee or Calpine fails to make a guarantee payment, you may institute a legal proceeding directly against Calpine to enforce your rights under that guarantee without first instituting a legal proceeding against the applicable trust, the guarantee trustee or any other person or entity.

PERIODIC REPORTS UNDER THE GUARANTEE

     Calpine will be required to provide annually to the guarantee trustee a statement as to its performance of its obligations and its compliance with all conditions under the guarantees.

DUTIES OF GUARANTEE TRUSTEE

     The guarantee trustee normally will perform only those duties specifically set forth in the applicable guarantee. The guarantees do not contain any implied covenants. If a default occurs on a guarantee, the guarantee trustee will be required to use the same degree of care and skill in the exercise of its powers under the guarantee as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. The guarantee trustee will exercise any of its rights or powers under the guarantee at the request or direction of holders of the applicable series of trust preferred securities only if it is offered security and indemnity satisfactory to it.

GOVERNING LAW

     New York law will govern the guarantees.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE DEBT SECURITIES AND THE TRUST PREFERRED SECURITIES GUARANTEE

     To the extent set forth in the guarantee and to the extent funds are available, Calpine will irrevocably guarantee the payment of distributions and other amounts due on the trust securities. If and to the extent we do not make payments on the debt securities, the trust will not have sufficient funds to pay distributions or other amounts due on the trust securities. The guarantee does not cover any payment of distributions or other amounts due on the trust securities unless the trust has sufficient funds for the payment of such distributions or other amounts. In such event, a holder of trust securities may institute a legal proceeding directly against us to enforce payment of such distributions or other amounts to such holder after the respective due dates. Taken together, our obligations under the declaration of trust for each trust, the debt securities, the indenture and the guarantee provide a full and unconditional guarantee of payments of distributions and other amounts due on the trust securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that provides a full and unconditional guarantee of the trust's obligations under the trust securities.

SUFFICIENCY OF PAYMENTS

     As long as payments of interest and other amounts are made when due on the debt securities, such payments will be sufficient to cover distributions and payments due on the trust securities of a trust because of the following factors:

     - the aggregate principal amount of the debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

     - the interest rate and the interest and other payment dates on the debt securities will match the distribution rate and distribution and other payment dates for the trust securities;

     - Calpine, as issuer of the debt securities, will pay, and the trust will not be obligated to pay, directly or indirectly, any costs, expenses, debts and obligations of the trust (other than with respect to the trust securities); and

     - the declaration of trust further provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

     Notwithstanding anything to the contrary in the indenture, we have the right to set-off any payment we are otherwise required to make thereunder against and to the extent we have already made, or are concurrently on the date of such payment making, a related payment under the guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

     The declaration of trust provides that if we fail to make interest or other payments on the debt securities when due (taking account of any extension period), the holders of the trust preferred securities may direct the property trustee to enforce its rights under the applicable indenture. If the property trustee fails to enforce its rights under the indenture in respect of an event of default under the indenture, any holder of record of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the indenture without first instituting any legal proceeding against the property trustee or any other person or entity. Notwithstanding the foregoing, if a trust enforcement event has occurred and is continuing and such event is attributable to our failure to pay interest, premium or principal on the debt securities on the date such interest, premium or principal is otherwise payable, then a holder of trust preferred securities may institute a direct action against us for payment of such holder's pro rata share. If a holder brings such a direct action, we will be entitled to that holder's rights under the applicable declaration of trust to the extent of any payment made by us to that holder.

     If we fail to make payments under the guarantee, a holder of trust preferred securities may institute a proceeding directly against us for enforcement of the guarantee for such payments.

LIMITED PURPOSE OF TRUST

     The trust preferred securities evidence undivided beneficial ownership interests in the assets of the trust, and the trust exists for the sole purpose of issuing and selling the trust securities and using the proceeds to purchase our debt securities. A principal difference between the rights of a holder of trust preferred securities and a holder of debt securities is that a holder of debt securities is entitled to receive from us the principal amount of and interest accrued on the debt securities held, while a holder of trust preferred securities is entitled to receive distributions and other payments from the trust (or from us under the guarantee) only if and to the extent the trust has funds available for the payment of such distributions and other payments.

RIGHTS UPON DISSOLUTION

     Upon any voluntary or involuntary dissolution of the trust involving the redemption or repayment of the debt securities, the holders of the trust securities will be entitled to receive, out of assets held by the trust, subject to the rights of creditors of the trust, if any, the liquidation distribution in cash. Because Calpine is the guarantor under the guarantee and, as issuer of the debt securities, Calpine has agreed to pay for all costs, expenses and liabilities of the trust (other than the trust's obligations to the holders of the trust securities), the positions of a holder of trust securities and a holder of debt securities relative to other creditors and to our stockholders in the event of liquidation or bankruptcy of Calpine would be substantially the same.

ACCOUNTING TREATMENT RELATING TO TRUST SECURITIES

     The financial statements of any trust issuing securities will be consolidated with our financial statements, with the trust preferred securities shown on our consolidated financial statements as Calpine-obligated mandatorily redeemable preferred capital trust securities of a subsidiary trust holding solely Calpine debt securities. Our financial statements will include a footnote that discloses, among other things, that the assets of the trust consist of our debt securities and will specify the designation, principal amount, interest rate and maturity date of the debt securities.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain material United States federal income tax consequences of the ownership and disposition of our common stock, preferred stock and debt securities and of the debt securities of Energy Finance and Energy Finance II offered hereunder. A summary of certain material United States federal income tax consequences of the ownership and disposition of the other securities offered hereunder will be provided in the applicable prospectus supplement, as will any information that updates or changes the information provided below.

     Unless otherwise stated, this summary deals only with common stock, preferred stock and debt securities held as capital assets by U.S. holders. As used herein, "U.S. holders" are any beneficial owners of the common stock, preferred stock or debt securities, that are, for United States federal income tax purposes, (i) citizens or residents of the United States, (ii) corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source, or
(iv) trusts if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as a U.S. holder prior to such date may also be treated as U.S. holders. As used herein, "non-U.S. holders" are beneficial owners of the common stock, preferred stock or debt securities, other than partnerships, that are not U.S. holders for United States federal income tax purposes. If a partnership (including for this purpose any entity treated as a partnership for United States federal tax purposes) is a beneficial owner of such securities, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of owning and disposing of such securities.

     This summary does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors and does not discuss securities held as part of a hedge, straddle, "synthetic security" or other integrated transaction. This summary also does not address the tax consequences to (i) persons that have a functional currency other than the U.S. dollar, (ii) U.S. holders who are resident or who carry on a trade or business in Canada, (iii) certain U.S. expatriates or (iv) shareholders, partners or beneficiaries of a holder of the common stock, preferred stock or debt securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the common stock, preferred stock and debt securities. This summary is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis.

     You should consult with your own tax advisor regarding the federal, state, local and foreign income, franchise, personal property, and any other tax consequences of the ownership and disposition of the securities.

TAXATION OF COMMON STOCK OF CALPINE

     This subsection describes certain material United States federal income tax consequences of owning and disposing of the common stock that Calpine may offer.

U.S. HOLDERS OF COMMON STOCK

Dividends

     The amount of any distribution Calpine makes in respect of its common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed.

Generally, distributions will be treated as a dividend, subject to tax as ordinary income, to the extent of Calpine's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a holder's tax basis in the common stock and thereafter as gain from the sale or exchange of such stock as described below.

     In general, a dividend distribution to a corporate holder will qualify for the 70% dividends-received deduction. The dividends-received deduction is subject to certain holding period, taxable income, and other limitations (see "-- Taxation of Preferred Stock -- U.S. Holders of Preferred Stock -- Dividends to Corporate Holders," below).

Sale or Exchange of Common Stock

     Upon the sale or exchange of common stock, a holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such holder's adjusted tax basis in the common stock. In the case of a holder other than a corporation, preferential tax rates may apply to such gain if the holder's holding period for the common stock exceeds one year. A holder's basis in the common stock is generally equal to its initial purchase price.

Information Reporting and Backup Withholding Tax

     In general, information reporting requirements will apply to payments of dividends on common stock and payments of the proceeds of the sale of common stock, and a backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. Back-up withholding is currently imposed at a rate of 30%, which rate is scheduled to be reduced in future years. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

NON-U.S. HOLDERS OF COMMON STOCK

     The rules governing United States federal income taxation of a non-U.S. holder of common stock are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the common stock, including any reporting requirements.

Dividends

     Distributions by Calpine with respect to the common stock that are treated as dividends paid, as described above under "Dividends," to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a United States trade or business by such holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or a lower rate provided under an applicable income tax treaty). Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a United States trade or business by the non-U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Even though such effectively connected dividends are subject to income tax and may be subject to the branch profits tax, they will not be subject to United States federal withholding tax if the holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor's agent.

     A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty is required to satisfy certain certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Sale or Exchange of Common Stock

     A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of common stock unless (1) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (a) such holder has a "tax home" in the United States or (b) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, (3) the non-U.S. holder is subject to tax pursuant to the provisions of the Internal Revenue Code applicable to certain United States expatriates or (4) in the event that Calpine is characterized as a United States real property holding corporation and the non-U.S. holder does not qualify for certain exemptions (see discussion below under "Foreign Investment in Real Property Tax Act").

     If an individual non-U.S. holder falls under clause (1) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder. If an individual non-U.S. holder falls under clause (2) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale of common stock are urged to consult their tax advisors as to the tax consequences of such sale. If a non-U.S. holder that is a foreign corporation falls under clause (1), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Information Reporting and Backup Withholding Tax

     United States information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of common stock effected outside the United States by a foreign office of a "broker" as defined in applicable Treasury regulations, unless such broker (1) is a United States person as defined in the Internal Revenue Code, (2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for United States federal income tax purposes or (4) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to backup withholding tax and information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Dividends on common stock held by a non-U.S. holder will be subject to information reporting and may be subject to backup withholding requirements unless certain certification requirements are satisfied.

Foreign Investment in Real Property Tax Act

     Under the Foreign Investment in Real Property Tax Act, any person who acquires a "United States real property interest" (as described below) from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. In addition, a foreign person who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A "United States real property interest" generally includes any interest (other than an interest solely as a creditor) in a United States corporation unless it is established under specified procedures that the corporation is not (and was not for the prior five-year period) a "United States real property holding corporation." We believe it is likely that we are a United States real property holding corporation and we can give no assurance that we will not continue to be a United States real property holding corporation in the future. However, so long as our common stock is regularly traded on an established securities market, an exemption applies with respect to any non-U.S. holder whose beneficial and/or constructive ownership of common stock is 5% or less of the total fair market value of the common stock.

     Any investor that may approach or exceed the 5% ownership threshold discussed above, either alone or in conjunction with related persons, should consult its own tax advisor concerning the United States tax consequences that may result. A non-U.S. holder who sells or otherwise disposes of common stock may be required to inform its transferee whether such common stock constitutes a United States real property interest.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

TAXATION OF PREFERRED STOCK OF CALPINE

     This subsection describes certain material United States federal income tax consequences of owning and disposing of the preferred stock that Calpine may offer.

U.S. HOLDERS OF PREFERRED STOCK

Dividends

     The amount of any distribution Calpine makes in respect of its preferred stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property (including common stock) distributed. Generally, distributions will be treated as a dividend, subject to tax as ordinary income, to the extent of Calpine's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a holder's tax basis in the preferred stock and thereafter as gain from the sale or exchange of such stock as described below.

Dividends to Corporate Holders

     A dividend distribution to a corporate holder will generally qualify for the 70% dividends-received deduction. In determining entitlement to the dividends-received deduction, corporate holders should also consider the provisions of Sections 246(c), 246A and 1059 of the Internal Revenue Code, as well as Treasury regulations and Internal Revenue Service rulings and administrative pronouncements relating to such provisions. Under current law,
Section 246(c) of the Internal Revenue Code disallows the dividends-received deduction in its entirety if the holder does not satisfy the applicable holding period requirement for the dividend-paying stock for a period beginning before and ending after such holder becomes entitled to receive each dividend on the stock. Section 246(c)(4) of the Internal Revenue Code provides that a holder may not count toward this minimum holding period any period in which the holder (1) has an option to sell, is under a contractual obligation to sell, or has made (and not closed) a short sale of, substantially identical stock or securities, or (2) has diminished its risk of loss by holding one or more positions with respect to substantially similar or related property. Under certain circumstances, Section 1059 of the Internal Revenue Code (A) reduces the tax basis of stock by a portion of any "extraordinary dividends" that are eligible for the dividends-received deduction and (B) to the extent that the basis reduction would otherwise reduce the tax basis of the stock below zero, requires immediate recognition of gain, which is treated as gain from the sale or exchange of the stock. An "extraordinary dividend" includes any amount treated as a dividend with respect to a redemption that is not pro rata to all stockholders (or meets certain other requirements), without regard to either the relative amount of the dividend or the holder's holding period for the stock.
Section 246A of the Internal Revenue Code contains the "debt-financed" portfolio stock rules, under which the dividends-received deduction could be reduced to the extent that a holder incurs indebtedness directly attributable to its investment in the stock.

Receipt of Common Stock Upon Conversion of the Preferred Stock

     If the preferred stock is convertible into common stock of Calpine, gain or loss will not be recognized by a holder upon the conversion of such preferred stock into common stock if no cash is received. A holder who receives cash in lieu of a fractional share of common stock will in general be treated as having received such fractional share and having exchanged it for cash in a redemption, which would be treated in the manner described under "Sale, Exchange or Redemption of Preferred Stock," below. As discussed therein, a holder who cannot qualify for sale or exchange treatment under the rules applicable to redemptions will generally be taxable on the cash received in lieu of a fractional share as a distribution described in "-- Dividends," above.

     A holder's tax basis in the common stock received upon conversion will generally be equal to the holder's tax basis in the preferred stock less the tax basis allocated to any fractional share for which cash is received, and a holder's holding period in the common stock received upon conversion generally will include the period during which the preferred stock was held by such holder.

Adjustments of Conversion Price in Respect of Preferred Stock

     If the preferred stock is convertible into common stock of Calpine, adjustments to the conversion price ratio to take into account a stock dividend or stock split generally will not be taxable. However, an adjustment to the conversion price ratio to reflect the issuance of certain rights, warrants, evidences of indebtedness, securities or other assets to holders of common stock (an "Adjustment") may result in constructive distributions to the holders of the preferred stock. The amount of any such constructive distribution would be the fair market value on the date of the Adjustment of the number of shares of common stock which, if actually distributed to holders of preferred stock, would produce the same increase in the proportionate interests of such holders in the assets or earnings and profits of Calpine as that produced by the Adjustment. The distribution would be treated in the manner described above under "Dividends."

Excessive Redemption Price of Preferred Stock

     Under Section 305 of the Internal Revenue Code and the applicable Treasury regulations, if preferred stock with a mandatory redemption date or preferred stock subject to certain redemption rights on the part of either Calpine or the holder of such stock has a redemption price that exceeds its issue price (i.e., its fair market value at its date of original issuance) by more than a de minimis amount, such excess may be treated as a constructive distribution that will be treated in the same manner as distribution described above under "Dividends." A holder of such preferred stock would be required to treat such excess as a constructive distribution received by the holder over the life of such stock under a constant interest (economic yield) method that takes into account the compounding of yield.

Accrued Dividends on the Preferred Stock

     The tax treatment of accrued dividends that are payable upon a redemption of the preferred stock will be addressed in the applicable prospectus supplement.

Sale, Exchange or Redemption of Preferred Stock

     Upon the sale or exchange of preferred stock, a holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such holder's adjusted tax basis in the stock. In the case of a holder other than a corporation, preferential tax rates may apply to such gain if the holder's holding period for the preferred stock exceeds one year. A holder's basis in the preferred stock is generally equal to its initial purchase price.

     Gain or loss recognized by a holder on a redemption of the preferred stock will be treated as a sale or exchange and therefore qualify for the treatment described above if certain requirements are satisfied. Generally, these requirements are satisfied if either (1) the holder's interest in the stock of Calpine is completely terminated as a result of such redemption, (2) such holder's percentage ownership of Calpine's voting stock immediately after the redemption is less than 80% of such holder's percentage ownership immediately before the redemption or (3) the redemption is "not essentially equivalent to a dividend." The attribution rules of Section 318 of the Internal Revenue Code treat a person as owning stock owned by certain related parties or certain entities in which the person owns an interest and stock that a person could acquire through exercise of an option. For this purpose, an option would include any conversion right under the preferred stock. Whether a redemption is "not essentially equivalent to a dividend" depends on each holder's facts and circumstances, but in any event requires a "meaningful reduction" in such holder's equity interest in Calpine. A holder of the preferred stock who sells some or all of the stock of Calpine owned by it may be able to take such sales into account to satisfy one of the foregoing conditions. Conversely, a holder who purchases additional shares of stock of Calpine may be required to take such shares into account in determining whether any of the foregoing conditions are satisfied.

     If none of the above requirements for sale or exchange treatment is satisfied, the entire amount of the cash (or property) received on a redemption will be treated as a distribution (without offset by the holder's tax basis in the redeemed shares), which will be treated in the same manner as distributions described above under "Dividends." In such case, the holder's basis in the redeemed preferred stock would be transferred to the holder's remaining shares of Calpine stock (if any). If the holder does not retain any shares of Calpine's stock but dividend treatment arises because of the constructive ownership rules, such basis may be entirely lost to the holder.

Other Preferred Stock

     Special tax rules may apply to certain types of preferred stock. The applicable prospectus supplement will discuss any such special United States federal income tax rules with respect to such preferred stock.

Information Reporting and Backup Withholding Tax

     In general, information reporting requirements will apply to payments of dividends on the preferred stock and payments of the proceeds of the sale of the preferred stock, and a backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. Back-up withholding is currently imposed at a rate of 30%, which rate is scheduled to be reduced in future years. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

NON-U.S. HOLDERS OF PREFERRED STOCK

     The rules governing United States federal income taxation of a non-U.S. holder of preferred stock are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the preferred stock, including any reporting requirements.

Dividends

     Distributions by Calpine with respect to the preferred stock that are treated as dividends paid (or deemed paid), as described above under "Dividends" and "Sale, Exchange or Redemption of Preferred Stock," to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a United States trade or business by such holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or a lower rate provided under an applicable income tax treaty). Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S.

holder will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a United States trade or business by the non-U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to United States withholding tax if the holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor's agent.

     A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty is required to satisfy certain certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Receipt of Common Stock Upon Conversion of the Preferred Stock

     In general, no United States federal income tax or withholding tax will be imposed upon the conversion of preferred stock into common stock by a non-U.S. holder (except with respect to the non-U.S. holder's receipt of cash in lieu of fractional shares where one of the conditions described below under "Sale, Exchange or Redemption of Preferred Stock" is satisfied).

Sale, Exchange or Redemption of Preferred Stock

     A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of preferred stock unless
(1) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (A) such holder has a "tax home" in the United States or (B) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, (3) the non-U.S. holder is subject to tax pursuant to the provisions of the Internal Revenue Code applicable to certain United States expatriates or (4) in the event that Calpine is characterized as a United States real property holding corporation and the non-U.S. holder does not qualify for certain exemptions (see discussion below under "Foreign Investment in Real Property Tax Act").

     If an individual non-U.S. holder falls under clause (1) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder. If an individual non-U.S. holder falls under clause (2) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale of preferred stock are urged to consult their tax advisors as to the tax consequences of such sale. If a non-U.S. holder that is a foreign corporation falls under clause (1) above, it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

     Gain or loss realized by a non-U.S. holder on a redemption of the preferred stock will be treated as a sale or exchange and qualify for the treatment described in this section if certain requirements are satisfied. For a description of these requirements, see "-- U.S. Holders -- Sale, Exchange or Redemption of Preferred Stock," above.

Information Reporting and Backup Withholding Tax

     United States information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of preferred stock effected outside the United States by a foreign office of a "broker" as defined in applicable Treasury regulations, unless such broker (1) is a United States person as defined in the Internal Revenue Code,
(2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for United States federal income tax purposes or
(4) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to backup withholding tax and information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Dividends on preferred stock held by a non-U.S. holder will be subject to information reporting and may be subject to backup withholding requirements unless certain certification requirements are satisfied.

Foreign Investment in Real Property Tax Act

     Under the Foreign Investment in Real Property Tax Act, any person who acquires a "United States real property interest" (as described below) from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. In addition, a foreign person who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A "United States real property interest" generally includes any interest (other than an interest solely as a creditor) in a United States corporation unless it is established under specified procedures that the corporation is not (and was not for the prior five-year period) a "United States real property holding corporation." We believe it is likely that we are a United States real property holding corporation and we can give no assurance that we will not continue to be a United States real property holding corporation in the future. However, so long as the preferred stock is regularly traded on an established securities market, an exemption applies with respect to any non-U.S. holder whose beneficial and/or constructive ownership of preferred stock is 5% or less of the total fair market value of the preferred stock. In addition, if the preferred stock is not regularly traded on an established securities market, but our common stock continues to be so regularly traded, an exemption will apply if the fair market value of the non-U.S. holder's interest in the preferred stock is 5% or less of the total fair market value of the common stock.

     Any investor that may approach or exceed the 5% ownership threshold discussed above, either alone or in conjunction with related persons, should consult its own tax advisor concerning the United States tax consequences that may result. A non-U.S. holder who sells or otherwise disposes of preferred stock may be required to inform its transferee whether such preferred stock constitutes a United States real property interest.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE PREFERRED STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

TAXATION OF DEBT SECURITIES OF CALPINE AND ENERGY FINANCE

     This subsection describes certain material United States federal income tax consequences of owning and disposing of the debt securities offered by Calpine or Energy Finance, as the case may be. It deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning and disposing of debt securities that are due to mature more than 30 years from the date of issue will be discussed in an applicable prospectus supplement. The discussion regarding United States federal income tax laws assumes that any debt securities will be issued, and transfers thereof and payments thereon will be made, in accordance with the applicable indenture and deposit agreement.

U.S. HOLDERS OF DEBT SECURITIES

Interest Income

     Subject to the original issue discount rules described below, payments of interest on the debt securities (including, in the case of debt securities issued by Energy Finance, the amount of Canadian tax withheld, if any) generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the holder's regular method of tax accounting).

     A debt security will be treated as issued with original issue discount ("OID") if its stated redemption price at maturity exceeds its issue price by more than a de minimis amount. Generally, the issue price will be the first price at which a substantial amount of the debt securities is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. A debt security's stated redemption price at maturity is the total of all payments on the debt security that are not payments of qualified stated interest. An interest payment is qualified stated interest if it is one of a series of stated interest payments that are unconditionally payable at least annually at a single fixed rate.

     A debt security is not treated as issued with OID if the OID (i.e., the excess of the stated redemption price at maturity over the issue price) is de minimis. For this purpose the amount of OID is de minimis if it does not exceed the product of 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity. If the debt security has de minimis OID, a holder must generally include the de minimis amount in income (as capital gain) when stated principal payments are made.

     If the debt security is treated as issued with OID, a U.S. holder will be required to include the amount of the OID in income periodically over the term of the debt security before receipt of the cash or other payment attributable to such income and irrespective of such holder's general method of tax accounting. In particular, a U.S. holder of a debt security must include in gross income, as interest for United States federal income tax purposes, the sum of the daily portions of OID with respect to the debt security for each day during the taxable year or portion of a taxable year in which such holder holds the debt security ("accrued OID"). The daily portion is determined by allocating to each day of an accrual period a pro rata portion of an amount equal to the adjusted issue price of the debt security at the beginning of the accrual period multiplied by the yield to maturity of the debt security and subtracting from this product the amount of qualified stated interest allocable to the accrual period. The adjusted issue price of the debt security at the start of any accrual period is the issue price of the debt security increased by the accrued OID for each prior accrual period and decreased by the amount of any payments previously made with respect to the debt security (other than qualified stated interest).

Source of Income and Foreign Tax Credits With Respect to Debt Securities of Energy Finance

     If Canadian withholding taxes are imposed on payments on the debt securities issued by Energy Finance, the eligibility of a U.S. holder for a United States foreign tax credit with respect to such taxes may be limited because, for United States foreign tax credit purposes, such payments would constitute income from sources within the United States. Interest on the debt securities will generally constitute "passive income" for United States foreign tax credit purposes. Moreover, if such Canadian withholding taxes are imposed on interest payments at a rate that equals or exceeds 5%, such interest income would constitute "high withholding tax interest" for United States foreign tax credit purposes. A U.S. holder that does not claim a foreign tax credit may be entitled to a deduction for United States federal income tax purposes with respect to any such Canadian withholding taxes. The calculation of foreign tax credits or deductions involves the application of complex rules that depend on a holder's particular circumstances. Accordingly, U.S. holders are urged to consult their tax advisors regarding the creditability or deductibility of such taxes. For a discussion of the Canadian income tax considerations, see "Certain Canadian Federal Income Tax Considerations," below.

Debt Securities Purchased at a Market Discount

     A holder will be considered to have purchased a debt security at a "market discount" if the holder's adjusted basis in the debt security is less than its stated redemption price at maturity, or in the case of a debt security issued at a discount, its revised issue price (which has the same meaning as "adjusted issue price" as defined above), unless such market discount is a de minimis amount (generally up to 1/4 of 1 percent of the stated redemption price or revised issue price, as the case may be, on the purchase date multiplied by the number of complete years to maturity remaining as of such date). In general, any partial payment of principal on, or gain recognized on the maturity or disposition of, the debt security will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on the underlying debenture. Alternatively, a holder of a debt security may elect to include market discount in income currently over the life of the debt security. Such an election applies to all debt instruments with market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     Market discount accrues on a straight-line basis unless the holder elects to accrue such discount on a constant yield to maturity basis. Such an election is applicable only to the debt security with respect to which it is made and is irrevocable. A holder of a debt security that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such debt security in an amount not exceeding the accrued market discount on such debt security until the maturity or disposition of such debt security.

Debt Securities Purchased at a Premium

     A holder will be considered to have purchased a debt security at a premium if the holder's adjusted basis in the debt security immediately after the purchase is greater than the amount payable on maturity of the debt security. A holder may elect to treat such premium as "amortizable bond premium," in which case the amount of interest required to be included in the holder's income each year with respect to the interest on the debt security will be reduced by the amount of the amortizable bond premium allocable (based on the debt security's yield to maturity) to such year. Any election to amortize bond premium is applicable to all bonds (other than bonds the interest on which is excludible from gross income) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and may not be revoked without the consent of the Internal Revenue Service.

Sale or Exchange of Debt Securities

     A holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition of the debt security and the holder's adjusted tax basis in such debt security, except that ordinary income will be recognized to the extent that a portion of the amount realized is attributable to market discount or accrued interest not previously included in income. A holder's adjusted tax basis in the debt security generally will be the initial purchase price paid therefore, increased by any OID or market discount previously included in income with respect to the debt security and reduced by any amortizable bond premium and any payments previously received with respect to the debt security other than qualified stated interest. In the case of a holder other than a corporation, preferential tax rates may apply to gain recognized on the sale of a debt security if such holder's holding period for such debt security exceeds one year.

     To the extent the selling price is less than the holder's adjusted tax basis, the holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Other Debt Securities

     Special tax rules may apply to certain types of debt securities including, but not limited to, debt securities subject to contingencies, variable rate debt securities and debt securities convertible into equity of Calpine. The applicable prospectus supplement will discuss any such special United States federal income tax rules with respect to such debt securities.

Information Reporting and Backup Withholding Tax

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on the debt securities and payments of the proceeds of the sale of the debt securities, and a backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. Back-up withholding is currently imposed at a rate of 30%, which rate is scheduled to be reduced in future years. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

NON-U.S. HOLDERS OF DEBT SECURITIES

     The rules governing United States federal income taxation of a non-U.S. holder of debt securities are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the debt securities, including any reporting requirements.

     This discussion assumes that the debt security or coupon is not subject to the rules of Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to income, profits, changes in value of property or other attributes of the issuer or a related party.

Interest Income

     Generally, interest income of a non-U.S. holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by a treaty). However, interest income earned on a debt security by a non-U.S. holder will qualify for the "portfolio interest" exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the non-U.S. holder and provided that (1) the non-U.S. holder does not actually or constructively own 10% of more of the total combined voting power of all classes of Calpine stock entitled to vote; (2) the non-U.S. holder is not a controlled foreign corporation that is related to the issuer or Calpine through stock ownership; (3) the non-U.S. holder is not a bank which acquired the debt security in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (4) either (A) the non-U.S. holder certifies to the payor or the payor's agent, under penalties of perjury, that it is not a United States person and provides its name, address, and certain other information on a properly executed Internal Revenue Service Form W-8BEN or a suitable substitute form or (B) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the debt securities in such capacity, certifies to the payor or the payor's agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and furnishes the payor or the payor's agent with a copy thereof. The applicable United States Treasury regulations also provide alternative methods for satisfying the certification requirements of clause (4), above. Special certification rules apply for debt securities held by a foreign partnership and other intermediaries.

     Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder generally will be taxed with respect to interest in the same manner as a U.S. holder if the interest is effectively connected with a United States trade or business of the non-U.S. holder. Effectively connected interest income received or accrued by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits" tax at a 30% rate (or, if applicable, at a lower tax rate specified by an applicable income tax treaty). Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor's agent.

Sale or Exchange of Debt Securities

     A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or other disposition of a debt security unless (1) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States or (3) the non-U.S. holder is subject to tax pursuant to the provisions of the Internal Revenue Code applicable to certain United States expatriates.

     If an individual non-U.S. holder falls under clause (1) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder. If an individual non-U.S. holder falls under clause (2) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale or other disposition of a debt security are urged to consult their tax advisors as to the tax consequences of such sale. If a non-U.S. holder that is a foreign corporation falls under clause (1), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Information Reporting and Backup Withholding Tax

     United States backup withholding tax will not apply to payments on the debt securities to a non-U.S. holder if the statement described in clause (4) of "Interest Income" is duly provided by such holder, provided that the payor does not have actual knowledge that the holder is a United States person. Information reporting requirements may apply with respect to interest payments on the debt securities, in which event the amount of interest paid and tax withheld (if any) with respect to each non-U.S. holder will be reported annually to the Internal Revenue Service. Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of debt securities effected outside the United States by a foreign office of a "broker" as defined in applicable Treasury regulations (absent actual knowledge that the payee is a United States person), unless such broker (1) is a United States person as defined in the Internal Revenue Code, (2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for United States federal income tax purposes or (4) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to backup withholding tax and information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner of the debt securities provides the statement described in clause (4) of "Interest Income" or otherwise establishes an exemption.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE

DEBT SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

TAXATION OF DEBT SECURITIES OF ENERGY FINANCE II

     This subsection describes certain material United States federal income tax consequences of owning and disposing of the debt securities offered by Energy Finance II. It deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning and disposing of debt securities that are due to mature more than 30 years from the date of issue will be discussed in an applicable prospectus supplement. The discussion regarding United States federal income tax laws, including the statements regarding the U.S.-Canada double taxation convention relating to income and capital gains (the "Tax Treaty"), assumes that any debt securities will be issued, and transfers thereof and payments thereon will be made, in accordance with the applicable indenture and deposit agreement.

U.S. HOLDERS OF DEBT SECURITIES

Interest Income

     Subject to the original issue discount rules described below, payments of interest on the debt securities (including the amount of Canadian tax withheld, if any) generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the holder's regular method of tax accounting).

     A debt security will be treated as issued with original issue discount ("OID") if its stated redemption price at maturity exceeds its issue price by more than a de minimis amount. Generally, the issue price will be the first price at which a substantial amount of the debt securities is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. A debt security's stated redemption price at maturity is the total of all payments on the debt security that are not payments of qualified stated interest. An interest payment is qualified stated interest if it is one of a series of stated interest payments that are unconditionally payable at least annually at a single fixed rate.

     A debt security is not treated as issued with OID if the OID (i.e., the excess of the stated redemption price at maturity over the issue price) is de minimis. For this purpose the amount of OID is de minimis if it does not exceed the product of 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity. If the debt security has de minimis OID, a holder must generally include the de minimis amount in income (as capital gain) when stated principal payments are made.

     If the debt security is treated as issued with OID, a U.S. holder will be required to include the amount of the OID in income periodically over the term of the debt security before receipt of the cash or other payment attributable to such income and irrespective of such holder's general method of tax accounting. In particular, a U.S. holder of a debt security must include in gross income, as interest for United States federal income tax purposes, the sum of the daily portions of OID with respect to the debt security for each day during the taxable year or portion of a taxable year in which such holder holds the debt security ("accrued OID"). The daily portion is determined by allocating to each day of an accrual period a pro rata portion of an amount equal to the adjusted issue price of the debt security at the beginning of the accrual period multiplied by the yield to maturity of the debt security and subtracting from this product the amount of qualified stated interest allocable to the accrual period. The adjusted issue price of the debt security at the start of any accrual period is the issue price of the debt security increased by the accrued OID for each prior accrual period and decreased by the amount of any payments previously made with respect to the debt security (other than qualified stated interest).

Source of Income and Foreign Tax Credits With Respect to Debt Securities of Energy Finance II

     If Canadian withholding taxes are imposed on payments on the debt securities issued by Energy Finance II, a U.S. holder may be eligible for a United States foreign tax credit with respect to such taxes. The interest payments will be foreign source income and will generally constitute "passive income" for foreign tax credit purposes. Moreover, if Canadian withholding taxes are imposed on the interest payments at a rate that equals or exceeds 5%, such interest income would constitute "high withholding tax interest" for United States foreign tax credit purposes. A U.S. holder who is entitled under the Tax Treaty to a refund of Canadian tax, if any, withheld on interest on the debt securities will not be entitled to claim a foreign tax credit with respect to such withheld tax. A U.S. holder that does not claim a foreign tax credit may be entitled to a deduction for United States federal income tax purposes with respect to any such Canadian withholding taxes. The calculation of foreign tax credits or deductions involves the application of complex rules that depend on a holder's particular circumstances. Accordingly, U.S. holders are urged to consult their tax advisors regarding the creditability or deductibility of such taxes. For a discussion of the Canadian income tax considerations, see "Certain Canadian Federal Income Tax Considerations," below.

Debt Securities Purchased at a Market Discount

     A holder will be considered to have purchased a debt security at a "market discount" if the holder's adjusted basis in the debt security is less than its stated redemption price at maturity, or in the case of a debt security issued at a discount, its revised issue price (which has the same meaning as "adjusted issue price" as defined above), unless such market discount is a de minimis amount (generally up to 1/4 of 1 percent of the stated redemption price or revised issue price, as the case may be, on the purchase date multiplied by the number of complete years to maturity remaining as of such date). In general, any partial payment of principal on, or gain recognized on the maturity or disposition of, the debt security will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on the underlying debenture. Alternatively, a holder of a debt security may elect to include market discount in income currently over the life of the debt security. Such an election applies to all debt instruments with market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     Market discount accrues on a straight-line basis unless the holder elects to accrue such discount on a constant yield to maturity basis. Such an election is applicable only to the debt security with respect to which it is made and is irrevocable. A holder of a debt security that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such debt security in an amount not exceeding the accrued market discount on such debt security until the maturity or disposition of such debt security.

Debt Securities Purchased at a Premium

     A holder will be considered to have purchased the debt security at a premium if the holder's adjusted basis in the debt security immediately after the purchase is greater than the amount payable on maturity of the debt security. A holder may elect to treat such premium as "amortizable bond premium," in which case the amount of interest required to be included in the holder's income each year with respect to the interest on the debt security will be reduced by the amount of the amortizable bond premium allocable (based on the debt security's yield to maturity) to such year. Any election to amortize bond premium is applicable to all bonds (other than bonds the interest on which is excludible from gross income) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and may not be revoked without the consent of the Internal Revenue Service.

Sale or Exchange of Debt Securities

     A holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition of the debt security and the holder's adjusted tax basis in such debt security, except that ordinary income will be recognized to the extent that a portion of the amount realized is attributable to market discount or accrued interest not previously included in income. A holder's adjusted tax basis in the debt security generally will be the initial purchase price paid therefore, increased by any OID or market discount previously included in income with respect to the debt security and reduced by any amortizable bond premium and any payments previously received with respect to the debt security other than qualified stated interest. In the case of a holder other than a corporation, preferential tax rates may apply to gain recognized on the sale of a debt security if such holder's holding period for such debt security exceeds one year.

     To the extent the selling price is less than the holder's adjusted tax basis, the holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Other Debt Securities

     Special tax rules may apply to certain types of debt securities including, but not limited to, debt securities subject to contingencies, variable rate debt securities and debt securities convertible into equity of Calpine. The applicable prospectus supplement will discuss any such special United States federal income tax rules with respect to such debt securities.

Information Reporting and Backup Withholding Tax

     In general, information reporting requirements and backup withholding will not apply to payments of principal, premium, if any, and interest on the debt securities and payments of the proceeds of the sale of the debt securities if all actions necessary to effect such payments are completed outside the United States. If any such actions are effected within the United States or if payments are made by transfer to an account maintained by the payee in the United States or by mail to a United States address, information reporting and a backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. Back-up withholding is currently imposed at a rate of 30%, which rate is scheduled to be reduced in future years. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE DEBT SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

               CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     THE DISCUSSION BELOW IS INTENDED TO BE A GENERAL DESCRIPTION ONLY OF CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO THE OWNERSHIP AND DISPOSITION OF DEBT SECURITIES OF ENERGY FINANCE OR ENERGY FINANCE II ACQUIRED PURSUANT TO THIS OFFERING, AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PURCHASER (AS DEFINED BELOW). ACCORDINGLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE CANADIAN FEDERAL AND PROVINCIAL TAX CONSEQUENCES OF AN INVESTMENT IN THE DEBT SECURITIES.

     In the opinion of McCarthy Tetrault LLP, Canadian tax counsel to Energy Finance and Energy Finance II, the following is a summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) (the "Tax Act") to a person (a "Purchaser") who acquires beneficial ownership of debt securities of Energy Finance or Energy Finance II pursuant to this offering and who for purposes of the Tax Act, and at all relevant times, is not resident or deemed to be resident in Canada, deals at arm's length with the issuer of the debt securities, and does not use or hold, and is not deemed to use or hold, the debt securities in carrying on business in Canada. For purposes of the Tax Act, related persons (as defined therein) are deemed not to deal at arm's length, and it is a question of fact whether persons not related to each other deal at arm's length.

     This summary is based on the current provisions of the Tax Act and the Regulations thereunder (the "Regulations") in force on the date hereof, specific proposals (the "Tax Proposals") to amend the Tax Act or the Regulations publicly announced by the Minister of Finance prior to the date hereof, and counsel's understanding of the current published administrative and assessing practices of the Canada Customs and Revenue Agency (the "CCRA"). This summary is not exhaustive of all possible Canadian income tax consequences and, except for the Tax Proposals, does not take into account or anticipate any changes in law or changes in the administrative and assessing practices of the CCRA, whether by legislative, governmental or judicial action, nor does it take into account income tax laws or considerations of any province or territory of Canada or any jurisdiction other than Canada. No assurance can be given that the Tax Proposals will become law in their present form or at all.

     The summary assumes that no interest payable on the debt securities will be contingent or dependent on the use of or production from property in Canada or computed by reference to revenue, profit, cash flow, commodity price or any other similar criteria or by reference to dividends paid or payable to shareholders of any class of shares of the capital stock of a corporation.

     The payment of interest, premium, if any, and principal by Energy Finance or Energy Finance II on the debt securities of a particular series to such a Purchaser will be exempt from Canadian non-resident withholding tax under the Tax Act, provided that the terms of the debt securities of that particular series do not require the issuer thereof to repay more than 25% of the principal amount payable thereunder before the fifth anniversary of the date of issue of that particular series of debt securities. If the terms of the debt securities of a particular series do require the issuer to repay more than 25% of the principal amount thereof before the fifth anniversary of the date of issue thereof, or if a Purchaser thereof does not deal at arm's length with the issuer, the payment of interest thereon will be subject to Canadian non-resident withholding tax under the Tax Act at a rate of 25% thereof (or, if applicable, such lower rate as is specified by a tax treaty between Canada and the Purchaser's country of residence).

     No other tax on income (including capital gains) will be payable under the Tax Act in respect of the holding, repayment, redemption or disposition of the debt securities, or the receipt of interest, premium, if any, or principal thereon by a Purchaser, except that in certain circumstances a non-resident insurer carrying on business in Canada and elsewhere in respect of which the debt securities are designated insurance property for purposes of the Tax Act, may be subject to such taxes.

                                 LEGAL MATTERS

     The validity of the securities offered hereby by Calpine, including the guarantees of Calpine issued in connection with the issuance of debt securities by Energy Finance and Energy Finance II and in connection with the issuance of the trust preferred securities by Trust IV and Trust V, will be passed upon for us by Covington & Burling, New York, New York. The validity of the debt securities and warrants of Energy Finance and Energy Finance II offered hereby will be passed upon for us by Covington & Burling, New York, New York and by Stewart McKelvey Stirling Scales, Halifax, Nova Scotia, Canada. The validity of the trust preferred securities to be issued by Trust IV and Trust V, the enforceability of the declarations of trust and the creation of Trust IV and Trust V will be passed upon for us by Richards, Layton and Finger, P.A., Wilmington, Delaware. Any underwriters will be represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     Our audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus is a part have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The report of Ernst and Young LLP, independent public accountants, with respect to the audited financial statements of Encal Energy Ltd., which is incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2001, is included herein in reliance upon the authority of said firm as experts in giving said report.

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